Exhibit 10.75

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of January 22, 2013,

among

FIRSTCITY BUSINESS LENDING CORPORATION

as the Seller

and

CS ABL HOLDINGS, LLC

as the Purchaser

i

Exhibits

Exhibit A	Form of Purchaser Officer’s Certificate

Exhibit B	Form of Key Officer Employment Agreement

Exhibit C	Form of Seller Officer’s Certificate

Exhibit D	Form of Secretary’s Certificate

Exhibit E	Transition Servicing Agreement

Exhibit F	Escrow Agreement

Exhibit G	Wells Fargo Term Sheet

Exhibit H	Portfolio Loan Schedule

Exhibit I	Pioneer Loan Acquisition Procedure

Schedules

4.04	Seller Required Consents

4.05(c)	No Other Agreements

4.08	Litigation

4.09(a)	Permits

4.10	Absence of Certain Changes or Events

4.12(a)	Material Contracts (Datasite)

4.12(c)(ii)	Material Breach or Default Under Material Contracts

4.12(c)(iii)	Forfeiture or Frustration of Material Contracts

4.12(d)	Liens

4.13(a)	Outstanding Principal

4.13(g)	Default Under Portfolio Credit Documents

4.13(h)(i)	Self Insurance of Portfolio Loan Collateral

4.13(h)(ii)	Insurance of Portfolio Loan Collateral

4.14(a)	Intellectual Property

4.18(a)	Employees

4.18(c)	Benefit Plans

4.19(a)	Certain Transactions of Agreements

4.19(b)	No Other Related Party Transactions

4.21	Subsidiaries

4.22	Pending Loans

5.08	Transactions With the Company

6.04	Purchaser Required Consents

v

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2013, among FirstCity Business Lending Corporation, a Texas corporation (“Seller”); and CS ABL Holdings, LLC, a Delaware limited liability company (the “Purchaser”).  Each of the Seller and the Purchaser may hereinafter be referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.                                   As of the date of this Agreement, the Seller owns 100,000 shares of Common Stock and 800,000 shares of Preferred Stock (collectively, the “Shares”) of American Business Lending, Inc., a Texas corporation (the “Company”), which represent one hundred percent (100%) of the issued and outstanding capital stock of the Company.  Seller is a direct wholly-owned subsidiary of FirstCity Commercial Corporation, a Texas corporation (“FCC”), which is a direct wholly-owned subsidiary of FLBG Corporation, a Texas corporation (“FLBG”), which is a direct wholly-owned subsidiary of FirstCity Financial Corporation, a Delaware corporation (“FirstCity”);

B.                                     Purchaser is a direct wholly-owned subsidiary of CapitalSpring Finance Company, LLC, a Delaware limited liability company (“CapitalSpring” or the “Purchaser Guarantor”);

C.                                     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, FirstCity (the “Seller Guarantor”) is entering into a guarantee in favor of the Purchaser, dated as of the date hereof (the “FirstCity Guarantee”), with respect to certain obligations of Seller under this Agreement;

D.                                    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Purchaser Guarantor is entering into a guarantee in favor of the Seller, dated as of the date hereof (the “Purchaser Guarantee”), with respect to certain obligations of Purchaser under this Agreement; and

E.                                      On the terms and subject to the conditions and for the consideration set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desire to sell to the Purchaser, all of Seller’s right, title and interest in and to the Shares (collectively, the “Purchased Interests”).  As of the Closing (as defined below), the Purchased Interests shall, in aggregate, represent one hundred percent (100%) of the outstanding capital stock in the Company, and Purchaser shall be the sole equity owner thereof.

AGREEMENT

In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Defined Terms

Section 1.01.  Definitions.  As used in this Agreement, the following terms have the meanings stated:

“Action” means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

“Affiliate” of a Person means any other Person (a) that directly or indirectly Controls, is Controlled by or is under common Control with, the Person or any of its Subsidiaries, (b) that directly or indirectly beneficially owns or holds 10% or more of any class of Equity Security or other similar interests of the Person or any of its Subsidiaries or (c) 10% or more of the Equity Securities of which is directly or indirectly beneficially owned or held by the Person or any of its Subsidiaries.  With respect to a natural person, such natural person’s Affiliates shall also include such natural person’s spouse, and their siblings, parents and lineal descendants.

“ASBA” shall mean AMRESCO SBA Holdings, Inc., a Delaware corporation, and its successors and assigns.

“ASBA Asset Purchase Agreement” shall mean the Asset Purchase Agreement dated as of June 30, 2006, by and among NCS I, LLC, a Delaware limited liability company, and ASBA, as “sellers,” Company, as the “purchaser,” Seller, and FirstCity, and including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, pursuant to which Borrower acquired the SBA 7(a) Loan lending authority of ASBA and the Serviced ASBA Assets.

“ASBA Note” shall mean the Note dated November 30, 2006, executed by Company in favor of ASBA in the original principal amount of $4,197,926, to pay part of the purchase price under the ASBA Asset Purchase Agreement and secured solely by the Serviced ASBA Assets and as to which recourse against Company is limited to proceeds of the serviced ASBA Assets as provided in such Note and the ASBA Asset Purchase Agreement.

“ASBA Security Agreement” shall mean the Security Agreement dated November 30, 2006, executed by Company in favor of ASBA to grant to ASBA a security interest in the Serviced ASBA Assets and related collateral to secure the obligations of Company under the ASBA Asset Purchase Agreement, the ASBA Note and the ASBA Security Agreement.

“Asset Purchase Documents” shall mean the ASBA Asset Purchase Agreement, the ASBA Note, and all other agreements, instruments, certificates, legal opinions, and other documents required to be executed or delivered in connection with the consummation of the transactions contemplated by the ASBA Asset Purchase Agreement.

“Assets” has the meaning set forth in Section 4.11.

“Benefit Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, and  any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, stock appreciation rights, phantom stock, retirement, supplemental retirement, vacation, severance, termination, disability, death benefit, hospitalization, retiree medical or other plan, program, insurance, arrangement, agreement, commitment or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or shareholder of the Company.

“Business” means the business and operations of the Company as conducted by the Company on the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized by Law to be closed in New York or Texas.

“CapitalSpring” has the meaning set forth in the Recitals.

“Charges” means all Taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Assets, (b) the employees, payroll, income or gross receipts of Company, (c) the ownership or use of any of the Assets, or (d) and any other aspect of Company’s business.

“Cleanup” means all actions required to (a) cleanup, remove, treat or otherwise remediate Hazardous Materials present in the indoor or outdoor environment, (b) prevent, pursuant to Law, the Release of Hazardous Materials so that they do not enter the environment, migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care, or (d) respond to any government directives, orders, requests for information or other documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the inventory, Equipment, Fixtures, accounts, Real Property, general intangibles (including franchises and licenses), Securities, vehicles and other property in which a security interest or Lien is retained or granted to a lender pursuant to a Portfolio Credit Document, and all cash and non-cash proceeds thereof, but does not include the Non-Recourse Assets.

“Common Stock” means common stock of the Company, par value $0.001.

“Company” has the meaning set forth in the heading of this Agreement.

“Company Debt” means all Debt of the Company as of the Closing Date, excluding the Non-Recourse Debt.

“Company Intellectual Property” has the meaning set forth in Section 4.14(a).

“Company Stock” has the meaning set forth in Section 4.05(a).

“Competing Transaction” means any (a) merger, consolidation, recapitalization, reorganization or other business combination directly involving the Company, (b) acquisition in any manner, directly or indirectly, of an interest in any Securities of the Company, or (c) acquisition in any manner, directly or indirectly, of all or a substantial portion of the Assets, other than the Transactions.

“Confidential Information” means all information, data, “know-how”, documents, reports, agreements, interpretations, plans, studies, forecasts and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Company, the Business, the Assets or the Transactions, including, without limitation (a) financial information, books and records, cost information and Contracts, (b) marketing plans and strategies, customer, client, vendor and supplier Contracts, information relating to, and lists of, past, current and prospective customers, suppliers, vendors, business contacts and clients, (c) operating procedures, techniques, systems, processes and methods, all Company Intellectual Property, product information, including research and development and proposed products and services, (d) employee records and information, and (e) other commercial “know-how”, trade secrets and information not available to the public generally; provided, however, that “Confidential Information” does not include information which (i) is in the public domain at the time other than as a result of any breach of Section 7.06(b) by the Seller or its Representatives after the date of this Agreement other than such disclosures as occur in the ordinary course of business of the Company, (ii) was known to the Seller or its Representatives prior to the acquisition by the Seller of the Company, (iii) which becomes public through no fault of the Company, the Seller or any other Person, or (iv) which is information possessed by FirstCity and its Affiliates (including, without limitation, FirstCity Servicing) that is related to their business operations or to the acquisition of distressed assets and is not specifically related to the Business or the Company.

“Consents” means any approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person.

“Contract” means any agreement, contract, license, lease, instrument, document, note, bond, mortgage, indenture, guarantee, purchase order, letter of credit, undertaking, obligation, commitment, or other legally binding commitment or obligation, whether or not written, each as amended or modified from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Controlled Group” for any Person at any date means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common Control which, together with the Person, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

“Datasite” means the information hosted in the folder “CapitalSpring” on the FCFC SharePoint Extranet Portal located at https://sxp.fcfc.com.

“Datasite Download Date” has the meaning set forth in Section 4.12(a).

“Debt” of a Person at any date means, without duplication (a) all obligations of the Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) conditional sale, title retention or other similar agreements or arrangements creating an obligation with respect to the payment of the deferred purchase price of property or services, (iv) as lessee under capitalized leases, (v) under letters of credit or guarantees issued for the account of the Person and (vi) arising under acceptance facilities, (b) all obligations of the type referred to in clause (a) above of others guaranteed by the Person, (c) all obligations of the type referred to in clause (a) above of others secured by a Lien on any asset of the Person whether or not such obligation is assumed by the Person, (d) all obligations of such Person with respect to interest rate, currency and total return swaps, hedges and similar arrangements, and (e) all obligations of such Person with respect to the aggregate Unfunded Vested Liabilities under each Benefit Plan of the Person.

“Debtor” shall mean a borrower under any Portfolio Loan and any Persons obligated or liable (other than the SBA), whether as guarantor, endorser, surety or otherwise, on or with respect to any Portfolio Loan and their successors and assigns, including any debtor-in-possession or trustee-in-bankruptcy.

“Deposit” means a good faith deposit, in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), to be delivered by the Purchaser to the Escrow Agent upon the execution and delivery of this Agreement.

“Dollars” and “$” refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

“Due Diligence Period” has the meaning set forth in Section 2.01(b).

“Environmental Laws” means all federal, state, local and foreign Laws  relating to pollution, human health, safety, industrial hygiene or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, Cleanup, transport or handling of Hazardous Materials and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all similar Laws.

“Equipment” means all tangible personal property of a Person, including, without limitation, all equipment and machinery in all of its forms, wherever located, now or hereafter existing.

“Equity Securities” of a Person means (a) shares of capital stock, limited liability company membership interests, partnership interests, joint venture interests, or other equity securities, stock or shares of any kind of such Person, including the Purchased  Interests (b) securities directly or indirectly convertible into or exercisable or exchangeable for any of the securities referred to in (a) above, (c) rights, warrants, options, calls, subscriptions or commitments of any kind or character relating to, or entitling any Person directly or indirectly to purchase or otherwise acquire, any of the securities or rights referred to in (a) or (b) above, and (d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Escrow Agent” means the party named as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated on or about the date hereof, among the Seller, the Purchaser and the Escrow Agent, which is attached hereto as Exhibit F.

“Escrow Amount” has the meaning set forth in Section 2.01(a).

“Estimated Balance Sheet” has the meaning set forth in Section 2.02(a)(ii).

“Estimated Total Equity” has the meaning set forth in Section 2.02(a)(ii).

“FCC” has the meaning set forth in the recitals of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.06.

“FirstCity” has the meaning set forth in the recitals of this Agreement.

“FirstCity Servicing” means FirstCity Servicing Corporation, a Texas corporation.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.03(c)(iii).

“Final Total Equity” has the meaning set forth in Section 2.03(c)(iii).

“Fixtures” means, to the extent not covered by the definition of Equipment, all fixtures appurtenant to Real Property or Leaseholds in all of their forms, wherever located, now or hereafter existing.

“FLBG” has the meaning set forth in the recitals of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 8.02.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods to which reference is made.

“Gateway Non-Performing Loans” means the loans acquired under the Gateway Portfolio Purchase Agreement that were designated as “Non-Performing Loans” as defined in the Gateway Portfolio Purchase Agreement.

“Gateway Promissory Note” means the promissory note dated February 27, 2007, in the stated principal amount of $6,945,694.08 delivered in connection with the Gateway Portfolio Purchase Agreement, executed by Company in favor of State Bank, Gateway National Bank, and GNB Financial, n.a. in the amount of and to evidence the purchase price payable by Company for the Gateway Non-Performing Loans, and payable solely from payments collected by Company on the Gateway Non-Performing Loans.

“Gateway Portfolio Purchase Agreement” means that certain SBA Loan Portfolio Purchase Agreement dated as of December 21, 2006 (as amended or modified from time to time) by and among State Bank, Gateway National Bank, GNB Financial, n.a. and Company.

“Governmental Body” means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal, board or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Guaranteed Portion” means the portion of each Portfolio Loan guaranteed by the SBA.

“Guaranty” means a guaranty of any obligor’s obligations under the Portfolio Loan Agreements.

“Hazardous Materials” means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material, including, without limitation, radioactive materials, oil, petroleum and petroleum products and constituents thereof, which are regulated under any Environmental Law.

“Indemnification Cap” has the meaning set forth in Section 8.03(b).

“Independent Accounting Firm” means an accounting firm of international reputation independent of the Seller and the Purchaser which accounting firm is mutually acceptable to the Purchaser and the Seller.

“Initial Purchase Price” means an amount equal to (a) the Estimated Total Equity plus (b) an amount equal to the lesser of (i) Three Million Seven Hundred Thousand Dollars ($3,700,000.00) or (ii) fifty percent (50%) of the Estimated Total Equity of the Company.

“Initial Schedule Updates” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means all copyrights, uncopyrighted works, trademarks, trademark rights, trademark registrations, patents, including, without limitation, all reissues, divisions, continuations and extensions thereof, patent rights, unpatented inventions, service marks, logos, trade names, trade name rights, computer software licenses, data, software, permits, trade secrets, know-how, protected models, designs, methods, concepts, plans, specifications, schematics, formulas, inventions, technology, processes and intellectual property rights and other proprietary rights, whether or not subject to statutory registration, together with applications and licenses for, and the goodwill of the Business relating to, any of the foregoing.

“Key Officer Employment Agreement” has the meaning set forth in Section 3.02(f).

“Key Officer” means Charles Bell.

“Law” means each applicable treaty, statute, law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

“Leaseholds” means all real property interests as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those and improvements on or to those interests.

“Licensed Intellectual Property” has the meaning set forth in Section 4.14(a).

“Lien” means any security interest, lien (statutory or otherwise), claim, pledge, mortgage, deed of trust, hypothecation, charge, easement, deposit arrangement, preference, priority, license, lease, conveyance of any right, option, right of first refusal or offer, restriction or encumbrance of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and the filing of or agreement to give any financing statement under the uniform commercial code or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan File” means the file(s) maintained by Company with respect to all Portfolio Loans, Pending Loans and Non-Recourse Assets, containing the Portfolio Credit Documents pertaining to such Portfolio Loans and the Non-Recourse Asset Documents pertaining to such Non-Recourse Assets, together with a copy of each note or other instrument evidencing each Portfolio Loan or Non-Recourse Asset, any secondary sales documents related to each Portfolio Loan or Non-Recourse Asset, any and all other documents, instruments, credit files and underwriting materials in the possession of the Company (or any agent or representative of Company) related to all Portfolio Loans, Pending Loans and Non-Recourse Assets, including documents relating to the management, servicing and correspondence of such Portfolio Loans and Non-Recourse Assets compiled by Company since the origination of such Portfolio Loans or the acquisition such Portfolio Loans or Non-Recourse Assets (and all documents received by it from a prior originator or seller, if not originated by Company), and including all documents, files and written information of any kind existing with respect to such Portfolio Loans and Non-Recourse Assets in the possession of the Company (or any agent or representative of Company), and, including without limitation loan history and other data residing on Company’s loan accounting system, provided that the term “Loan File” shall not include any Records or stored computer data of FirstCity Servicing maintained by FirstCity Servicing in its capacity as servicer for the Company or pursuant to the Transition Servicing Agreement, though FirstCity Servicing will, subject to Purchaser and Company being responsible for and paying any conversion costs related to such computer data, provide a download of computer data stored by it in connection with its servicing duties.

“LOI” means that certain non-binding letter of intent, dated October 3, 2012, by and among CapitalSpring, the Company and the Seller, as such letter of intent has been amended by that certain letter dated December 31, 2012, by and among those Persons.

“Losses” means any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, Actions, judgments, diminution in value, disbursements of any kind or nature whatsoever, interest, fines, Cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing any of the Transaction Documents and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to any Person, an effect, event, development, change, state of facts, condition (financial or otherwise), circumstance or occurrence, either singly or in the aggregate, that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of such Person, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (a)  changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (b) changes in the economy, financial or credit markets or political or regulatory conditions that affect the SBA lending industry; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof (but not changes made by such Person to its own accounting requirements or principles); or (d) acts of war, armed hostility, terrorism or natural disasters; provided, however, that each event in (a) through (d) above shall constitute a “Material Adverse Effect” with respect to a Person if such Person is reasonably expected to be affected in a materially disproportionate manner relative to other participants in such Person’s industry.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Non-Performing Loan Schedule” means that section of Exhibit H reflecting each Portfolio Loan that is either in default or is projected to be in default in the next ninety (90) days.

“Non-Recourse Assets” means (i) the Serviced ASBA Assets, and (ii) the Gateway Non-Performing Loans and related assets which are collateral for the Gateway Promissory Note and obligations related to the Gateway Portfolio Purchase Agreement.

“Non-Recourse Asset Documents” means all loan agreements and all Guaranties (including without limitation all Secondary Participation Guaranty Agreements), security documents, deeds of trust, letters of credit, waivers, amendments, modifications, supplements, forebearances, intercreditor agreements and all other documents or instruments in the possession of the Company which evidence or secure a Non-Recourse Asset.

“Non-Recourse Debt” means (i) the Debt evidenced by the ASBA Note, ASBA Security Agreement and ASBA Asset Purchase Agreement, and (ii) the Debt evidenced by the Gateway Promissory Note.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 4.14(a).

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCB” has the meaning set forth in Section 4.17.

“Pending Loans” has the meaning set forth in Section 4.22.

“Performing Loan Schedule” means that section of Exhibit H reflecting each Portfolio Loan that is not in default and is not currently projected to be in default in the next ninety (90) days.

“Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, or other authorization issued, granted, or given by or under the authority of any Governmental Body or pursuant to any federal, state, local or foreign Law.

“Permitted Liens” means (i) Liens associated with Debt reflected in the Company’s Financial Statements or disclosed in the notes to the Company’s Financial Statements; (ii) any Liens created pursuant to the Wells Fargo Credit Documents or any loan documents executed pursuant to the terms of the Wells Fargo Credit Documents for the benefit of Wells Fargo Capital Finance, LLC, as the Lender to secure the Debt and obligations under the Wells Fargo Credit Documents and which have been disclosed to the Purchaser; (iii) Liens for Charges which are not yet due and payable, or claims and unfunded liabilities under ERISA not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued; (iv) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such Lien shall have been duly suspended and such provision for the payment of such Lien has been made on the books of Borrower as may be required by GAAP; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States Government or any agency thereof entered into in the ordinary course of business; (vi) Liens created in favor of ASBA on the Serviced ASBA Assets solely to secure payment and performance of the ASBA Note and obligations under the ASBA Security Agreement which have been disclosed to the Purchaser; (vii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon; (viii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business of the Company.

“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or any other entity or organization, including, without limitation, any Governmental Body.

“Pioneer Loan” means the guaranteed and unguaranteed portion of that certain loan, in the aggregate principal amount of $1,115,900, made to Pioneer Discount Furniture, Inc. and Gregory L. Ratliff, as borrowers, by the Company, as evidenced by that certain promissory note dated March 29, 2010.

“Pooling and Servicing Documents” means, collectively, (i) the Pooling and Servicing Agreement, dated as of October 31, 1997, between Marine Midland Bank, as Trustee and the Company, the assignee of Independence Funding, LLC, as seller and servicer, (ii) the Pooling and Servicing Agreement, dated as of August 31, 1999, between LaSalle Bank National Association, as trustee and the Company, the assignee of AMRESCO Independence Funding, Inc., as seller and servicer and (iii) the Pooling and Servicing Agreement, dated as of August 31, 2000, between HSBC Bank USA, as trustee and the Company, the assignee of AMRESCO Independence Funding, Inc., as seller and servicer and (iv) any ancillary documents entered into by the Seller and/or the Company in connection with any of the foregoing, each of (i)-(iv) as amended or modified.

“Portfolio Credit Documents” means all Portfolio Loan Agreements and all Guaranties (including without limitation all Secondary Participation Guaranty Agreements), security documents, deeds of trust, letters of credit, waivers, amendments, modifications, supplements, forebearances, intercreditor agreements and all other documents or instruments executed and delivered in connection with a Portfolio Loan.

“Portfolio Loans” means the 7(a) loans made by the Company (or a predecessor-in-interest) as part of the Business, as set forth on Exhibit H and any Portfolio Loans originated by the Company after the date of Exhibit H in the ordinary course of business of the Company; the term Portfolio Loans does not include any Non-Recourse Assets.

“Portfolio Loan Agreements” means those loan agreements related to each Portfolio Loan pursuant to which the Company made Portfolio Loans to the obligors thereunder.

“Pre-Closing Schedule Updates” has the meaning set forth in Section 7.03(a).

“Preferred Stock” means preferred stock of the Company, par value $0.001.

“Principal Balance” means, for a Portfolio Loan and as of the date of determination, the funds which have been actually advanced to or for the benefit of the Debtor pursuant to the related Portfolio Credit Document, less any principal payments made by the Debtor.

“Public Announcement” has the meaning set forth in Section 7.06(a).

“Purchase Price” means an amount equal to (a) the Total Equity as of the Closing Date plus (b) an amount equal to the lesser of (i) Three Million Seven Hundred Thousand Dollars ($3,700,000) or (ii) fifty percent (50%) of the Total Equity of the Company as of the Closing Date.

“Purchase Price Statement” has the meaning set forth in Section 2.03(a).

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the heading of this Agreement, and its successors and permitted assigns; provided that the Purchaser shall have no right to assign any or all of its rights under this Agreement to any Person prior to the Closing except to a direct or indirect wholly-owned Subsidiary of CapitalSpring and only with the consent of the Seller, such consent to an assignment to not be unreasonably withheld or delayed, provided that any refusal of the Seller to consent to any assignment shall not be unreasonable if based on any assignment by CapitalSpring, the Purchaser or the Purchaser Guarantor not providing for CapitalSpring, the Purchaser and the Purchaser Guarantor to remain liable for all their obligations under this Agreement or not providing for the assignee not to assume all obligations and duties of the Purchaser under this Agreement.

“Purchaser Confidential Information” means any information, data, “know-how”, documents, reports, agreements, interpretations, plans, studies, forecasts and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning CapitalSpring, the Purchaser, the Purchaser Guarantor and their Affiliates which is limited to (a) financial information, books and records and cost information, (b) marketing plans and strategies with respect to the Company, and (c) any other information concerning CapitalSpring, the Purchaser and their Affiliates identified to Seller as confidential; provided, however, that “Purchaser Confidential Information” does not include information which (i) is in the public domain at the time other than as a result of any breach of Section 7.06(b) by the Seller or its Representatives, (ii) which becomes public through no fault of the Seller or any of its Representatives or of the Company and its Representatives while the Company is a Subsidiary of the Seller, or (iii) information which was known to the Seller and its Affiliates prior to the execution of the LOI.

“Purchaser Guarantee” shall have the meaning set forth in the recitals.

“Purchaser Guarantor” shall have the meaning set forth in the recitals.

“Purchaser Indemnified Person” means the Purchaser and its Affiliates and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents and Affiliates and any successors and assigns of the foregoing.

“Purchaser Required Consents” means the Consents set forth on Schedule 6.04.

“Purchaser DD Termination Notice” has the meaning set forth in Section 2.01(b).

“Real Property” means all real property interests, other than as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those interests and improvements and fixtures on or to those interests.

“Records” means the following items to the extent that they relate to or are connected with the Portfolio Loans, Pending Loans and Non-Recourse Assets: all ledgers, journals, bookkeeping memoranda, account cards relating to the Portfolio Loans, reports, computer listings, indexes, stored computer data, credit and other files specifically relating to the Portfolio Loans, Collateral records, certificates of title and all other correspondence, memoranda and other related record; provided that the term “Records” shall not include any records or stored computer data of FirstCity Servicing maintained by FirstCity Servicing in its capacity as servicer for the Company or pursuant to the Transition Servicing Agreement, though FirstCity Servicing will, subject to Purchaser and Company being responsible for and paying any conversion costs related to such computer data, provide a download of computer data stored by it in connection with its servicing duties.

“Related Party” means any officer, director, employee, agent, representative, member, manager, Affiliate, or advisor of the Company or the Seller or any third party acting on behalf of, or at the direction of, the Company or the Seller.

“Release” means (a) any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, dispersing, emitting, leaching or migrating into the indoor or outdoor environment and (b) the abandonment or discarding of barrels, tanks, containers or receptacles, whether or not sealed or closed, containing, or which formerly contained, Hazardous Materials.

“Repurchase Consideration” has the meaning set forth in Section 8.03(c).

“Repurchase Right” has the meaning set forth in Section 8.03(c).

“Restricted Payment” means (a) any dividend or other distribution of any kind on or in respect of any Equity Securities, and (b) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of (i) any Equity Securities, or (ii) any option, warrant or other right to acquire any Equity Securities.

“Restricted Person” has the meaning set forth in Section 7.01.

“SBA” shall mean the United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA Act” shall mean the Small Business Act of 1953, as in effect from time to time.

“SBA Authorization and Loan Agreement” means as to each Portfolio Loan, the Authorization (SBA 7(a) Guaranteed Loan) between the Company, the SBA, and borrower as approved in accordance with the SBA Rules and Regulations.

“SBA Rules and Regulations” shall mean the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any Loan Guaranty Agreement, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and Official Notices, all as from time to time in effect.

“Schedule Updates” has the meaning set forth in Section 7.03(a).

“SEC” means the United States Securities and Exchange Commission and includes any Governmental Body succeeding to the functions thereof.

“Secondary Participation Guaranty Agreement” means a Secondary Participation Guaranty Agreement entered into in connection with a Portfolio Loan, in the form required by the SBA.

“Securities” means (a) Equity Securities, (b) notes, bonds, debentures, certificates of deposit and all other evidences of indebtedness, (c) securities directly or indirectly convertible into or exercisable or exchangeable for any of the securities referred to in (b) above, (d) rights, warrants, options, calls, subscriptions or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the securities or rights referred to in (b) or (c) above, and all other securities of any type.

“Securities Act” means the Securities Act of 1933, as amended, and the related regulations and published interpretations.

“Securitization Trust” means a securitization trust identified in a Pooling and Servicing Document.

“Seller” has the meaning set forth in the heading of this Agreement.

“Seller Financing Restructure Related Termination Notice” has the meaning set forth in Section 2.01(d).

“Seller Financing Restructure Related Termination Period” has the meaning set forth in Section 2.01(d).

“Seller Guarantee” shall have the meaning set forth in the recitals.

“Seller Guarantor” shall have the meaning set forth in the recitals.

“Seller Indemnified Person” means the Seller, each Key Officer and their shareholders, partners, members, managers, directors, officers, employees, agents and Affiliates, and any successors and assigns of the foregoing.

“Seller Key Employee Agreement Termination Notice” has the meaning set forth in Section 2.01(f).

“Seller Key Employee Agreement Termination Period” has the meaning set forth in Section 2.01(c).

“Seller Required Consents” means the Consents set forth on Schedule 4.04.

“Seller SBA-Related Termination Notice” has the meaning set forth in Section 2.01(c).

“Seller SBA-Related Termination Period” has the meaning set forth in Section 2.01(c).

“Seller Servicing Termination Notice” has the meaning set forth in Section 2.01(e).

“Seller Servicing Termination Period” has the meaning set forth in Section 2.01(e).

“Seller’s Knowledge” means the knowledge, after reasonable inquiry, of the Key Officers, James Holmes and James Sartain.

“Serviced ASBA Assets” shall mean (i) the unguaranteed portions of any SBA-guaranteed note receivable originated by ASBA and transferred to Company pursuant to the Asset Purchase Agreement and being serviced by the Company, and (ii) excepting only the “SBLC License” (as defined in the Asset Purchase Agreement), any other “Transferred Assets” (as defined in the Asset Purchase Agreement) transferred by ASBA to Company pursuant to the Asset Purchase Agreement, and (iii) all proceeds of the property described in clause (i) above.

“Shares” has the meaning set forth in the Recitals.

“Solvent” means, with respect to Seller, that as of the date of determination both (a)(i) the sum of Seller’s Debt (including contingent liabilities) does not exceed all of its property, at a fair valuation, (ii) the present fair saleable value of the property of the Seller is not less than the amount that will be required to pay the probable liabilities of Seller’s then existing Debts as they become absolute, and matured, (iii) Seller’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (iv) Seller does not intend to incur, or believe (nor should it reasonably believe) that it will incur, Debt beyond its ability to pay such Debt as they become due, and (b) Seller is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability

(irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” of any Person means any Person (a) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the Equity Securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors, general partner, the manager or other governing body of, or otherwise control the business and affairs of, such other Person, or (b) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purpose.

“Tax” or “Taxes” means all taxes, charges, fees, levies, duties, imposts, deposits, withholdings, restrictions, fines, interests, penalties, additions to tax or other tax, assessment or charge of any kind, including, without limitation, income, excise, personal property, real property, withholding, sales, use, gross receipts, value added, franchise, profits, capital, premium, occupational, production, severance, ad valorem, occupancy, stamp, transfer, employment, payroll, unemployment insurance, social security, disability, workers compensation imposed by any Governmental Body, and all interest and penalties thereon and additions thereto.

“Tax Return” means any federal, state, local or foreign return, report, claim for refund, declaration, statement or other form relating to Taxes, including, without limitation, any schedule thereto or amendment thereof.

“Termination Date” means July 15, 2013, as it may be extended by the mutual written consent of the Parties.

“Threshold Amount” means an amount equal to $75,000.

“Total Equity” means the “Total Equity” of the Company as shown on the most recent available internally prepared monthly financial statements of the date of determination, which amount was $7,507,331.50 as of November 30, 2012.

“Transaction Documents” means this Agreement, the Transition Servicing Agreement, the Purchaser Guarantee, the Seller Guarantee and each other document required to be delivered in connection therewith.

“Transactions” means the transactions contemplated by, or described in, the Transaction Documents, including, without limitation, the sale, transfer, assignment, conveyance and delivery of the Purchased Interests by the Seller to the Purchaser.

“Transfer” means a direct or indirect offer, transfer, sale, assignment, pledge, conveyance, hypothecation, license, sublicense or other disposition of all or any interest.

“Transfer Agent” means Colson Services Corp. or any successor acting as fiscal transfer agent for the SBA.

“Transition Servicing Agreement” means that certain transition servicing agreement dated the Closing Date, between Company and FirstCity Servicing.

“Unfunded Portfolio Loan Commitments” means the outstanding commitments of the Company to originate Portfolio Loans.

“Unfunded Vested Liabilities” of a Person means, with respect to any Benefit Plan at any time, the excess, if any, of (a) the present value of all vested nonforfeitable benefits under the Benefit Plan, over (b) the fair market value of all Benefit Plan assets allocable to those benefits, all determined as of the then most recent valuation date for the Benefit Plan, but only to the extent that the excess represents a potential liability of the Person or any member of its Controlled Group to the PBGC or the Benefit Plan under Title IV of ERISA.

“Unguaranteed Portion” means the portion of each Portfolio Loan not guaranteed by the SBA.

“WARN ACT” means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.

“Wells Fargo Credit Documents” means (a) the Amended and Restated Loan Agreement, dated as of January 31, 2012, between the Company, as the borrower and Wells Fargo Capital Finance, LLC, as the lender, and (b) any documents entered into by Seller, FirstCity and/or the Company in connection therewith, each as amended.

“Wells Fargo Term Sheet” has the meaning set forth in Section 3.03(q).

ARTICLE II

The Transaction

Section 2.01.  Purchase and Sale of the Purchased Interests.

(a)  Payment at Closing.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as payment in full of the Purchase Price for the purchase of the Purchased Interests, which Purchase Price shall be subject to adjustment after the Closing Date as provided in this Article II, the Purchaser shall pay, or cause to be paid, (i) to the Seller, by wire transfer of immediately available funds, an amount in cash equal to the Initial Purchase Price less an amount equal to five percent of such Initial Purchase Price (the “Escrow Amount”) and (ii) to the Escrow Agent, the Escrow Amount less the Deposit.

(b)  Due Diligence Period.  The Purchaser has performed due diligence related to the Company and its operations and has had access to financial information related to the Company.  Company grants to Purchaser the right to perform additional due diligence related to the Company which shall commence upon execution of this

Agreement and conclude thirty (30) days after the date of execution of this Agreement (the “Due Diligence Period”).  During the Due Diligence Period, the Company agrees to allow the Purchaser, and its lenders, counsel, accountants, and other representatives, upon reasonable notice and at reasonable times, access to any and all of the Company’s books, tax returns, Assets and records, that Purchaser may reasonably wish to consider in the evaluation of the Purchased Interests and to complete its legal, financial, accounting, tax, and other customary due diligence reviews of the Seller, the Company, their financial condition, their operations, the Assets, the Business, the Real Property and legal and tax matters, with results satisfactory to the Purchaser in its sole and absolute discretion.  The Company further agrees to allow the Purchaser to consult with members of the Company’s staff regarding the status of Company and its business operations during the Due Diligence Period and will provide the Purchaser with physical space and support at the offices of Company sufficient to allow the Purchaser to conduct the due diligence.  During the Due Diligence Period, all costs of the Purchaser’s due diligence will be borne by the Purchaser.  If within the Due Diligence Period, the Purchaser determines not to proceed with the purchase of the Purchased Interests for any reason, or no reason, the Purchaser shall deliver written notice to the Seller (the “Purchaser DD Termination Notice”) on or before the expiration of the Due Diligence Period and such Purchaser DD Termination Notice shall have the effect of terminating this Agreement as set forth in Article IX.  Without limitation on the Purchaser’s rights under Article IX, except to the extent the Purchaser timely delivers such Purchaser DD Termination Notice to the Seller prior to the expiration of the Due Diligence Period, the Purchaser shall no longer be permitted to deliver a Purchaser DD Termination Notice.

(c)  SBA Application.  The Purchaser shall commence preparation of the application to the SBA for approval of the acquisition and transfer of the Purchased Interests upon execution of this Agreement and shall provide the completed application to the Seller and the Company on or before February 28, 2013.  The Seller and the Company shall each provide its full cooperation with respect to the preparation and submission of the application.  If the application to the SBA is not provided to the Seller and the Company on or before February 28, 2013, the Seller may elect not to proceed with the sale of the Purchased Interests and the Seller shall furnish written notice to the Purchaser (the “Seller SBA-Related Termination Notice”) within five (5) Business Days (the “Seller SBA-Related Termination Period”) after February 28, 2013. Such Seller SBA-Related Termination Notice shall have the effect of terminating this Agreement as set forth in Article IX. Without limitation on the Seller’s rights under Article IX, except to the extent the Seller timely delivers such Seller SBA-Related Termination Notice to the Purchaser prior to the expiration of the Seller SBA-Related Termination Period, the Seller shall no longer be permitted to deliver a Seller SBA-Related Termination Notice.

(d)  Financing Restructure.  The Purchaser shall have reached written agreement with Wells Fargo Capital Finance, LLC regarding the terms for an amendment to the Wells Fargo Credit Documents on substantially the terms set forth on the Wells Fargo

Term Sheet, or shall have reached written agreement with another lender of comparable size and reputation for a financing facility on substantially similar terms to those set forth in the Wells Fargo Term Sheet.  If no such written agreement shall have been reached on or before February 28, 2013, the Seller may elect not to proceed with the sale of the Purchased Interests and the Seller shall furnish written notice to the Purchaser (the “Seller Financing Restructure Related Termination Notice”) within five (5) Business Days (the “Seller Financing Restructure Related Termination Period”) after February 28, 2013. Such Seller Financing Restructure Related Termination Notice shall have the effect of terminating this Agreement as set forth in Article IX. Without limitation on the Seller’s rights under Article IX, except to the extent the Seller timely delivers such Seller Financing Restructure Related Termination Notice to the Purchaser prior to the expiration of the Seller Financing Restructure Related Termination Period, the Seller shall no longer be permitted to deliver a Seller Financing Restructure Related Termination Notice.

(e)  Transition Servicing Agreement.  The Seller and the Purchaser shall commence negotiation and preparation of the Transition Servicing Agreement upon execution of this Agreement.  If the event that the Seller and Purchaser have not executed the Transition Servicing Agreement on or before February 28, 2013, the Seller may elect not to proceed with the sale of the Purchased Interests and the Seller shall furnish written notice to the Purchaser (the “Seller Servicing Termination Notice”) within five (5) Business Days (the “Seller Servicing Termination Period”) after February 28, 2013. Such Seller Servicing Termination Notice shall have the effect of terminating this Agreement as set forth in Article IX. Without limitation on the Seller’s rights under Article IX, except to the extent the Seller timely delivers such Seller Servicing Termination Notice to the Purchaser prior to the expiration of the Seller Servicing Termination Period, the Seller shall no longer be permitted to deliver a Seller Servicing Termination Notice.

(f)  Key Officer Employment Agreement.  The Key Officer and the Purchaser shall commence negotiation and preparation of the Key Officer Employment Agreement upon execution of this Agreement.  If the event that the Key Officer and Purchaser have not agreed to the terms of the Key Officer Employment Agreement on or before February 28, 2013, the Seller may elect not to proceed with the sale of the Purchased Interests and the Seller shall furnish written notice to the Purchaser (the “Seller Key Employee Agreement Termination Notice”) within five (5) Business Days (the “Seller Key Employee Agreement Termination Period”) after February 28, 2013. Such Seller Key Employee Agreement Termination Notice shall have the effect of terminating this Agreement as set forth in Article IX. Without limitation on the Seller’s rights under Article IX, except to the extent the Seller timely delivers such Seller Key Employee Agreement Termination Notice to the Purchaser prior to the expiration of the Seller Key Employee Agreement Termination Period, the Seller shall no longer be permitted to deliver a Seller Key Employee Agreement Termination Notice.

Section 2.02.  Calculation of the Initial Purchase Price.

(a)  Preparation of Estimated Balance Sheet.

(i)  From the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall cause the Company to, on each by no later than the 25th day of the following month deliver the estimates of the Total Equity as of the end of the prior calendar month.

(ii)  On or prior to the date which is two (2) Business Days prior to the Closing Date, the Seller shall cause the Company’s chief financial officer to prepare and deliver to the Purchaser, and the Purchaser shall have the right to discuss, review and object to, a monthly internally prepared balance sheet prepared in conformity with GAAP applied on a basis consistent with the preparation of the Financial Statements (excluding adjustments required by the consummation of the Transactions) which reasonably estimates the financial position of the Company as of the end of the month prior to the Closing Date (as so prepared the “Estimated Balance Sheet”) and sets forth a detailed calculation of such officer’s estimate of the Total Equity as of the Closing Date (the “Estimated Total Equity”); provided, however, that in the event that the Purchaser reasonably objects to such computation, the Purchaser and the Seller shall engage in good faith negotiations for a period of five (5) days to resolve such objection. If the Parties cannot come to a resolution within such five (5)-day period, Purchaser shall have the right to terminate this Agreement in accordance with Article IX, provided that Purchaser shall not be entitled to the return of the Deposit unless the objections of the Purchaser to the computation were based upon reasonable positions supportable by GAAP and consistent with prior positions taken by the Company.

(b)  Calculation of Estimated Purchase Price.   Simultaneously with the delivery of the Estimated Balance Sheet to the Purchaser, the Seller shall cause the Company’s chief financial officer to prepare, deliver and certify to the Purchaser, and the Purchaser shall have the right to reasonably consent or object to, a statement setting forth the calculation of the Initial Purchase Price using the Estimated Total Equity shown on the Estimated Balance Sheet.

Section 2.03.  Post-Closing Adjustment to Purchase Price.

(a)  Preparation of Closing Balance Sheet.  As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, the Purchaser shall cause the Company to deliver to the Seller a balance sheet (the “Closing Balance Sheet”), certified by the Company’s chief financial officer as fairly presenting the financial position of the Company and its Subsidiaries as of the end of the month prior to the Closing Date in conformity with GAAP applied on a basis consistent with the preparation of the Financial Statements and the Estimated Balance Sheet (excluding adjustments required by the consummation of the Transactions) and setting forth a calculation of the Total Equity as of the date of the Closing Balance Sheet.  Subject to

Section 2.03(c), the Closing Balance Sheet and the calculation of Total Equity delivered by the Purchaser to the Seller shall be deemed to be and will be final, binding and conclusive on the Parties.

(b)  Calculation of Purchase Price.  Simultaneously with the delivery of the Closing Balance Sheet to the Seller, the Company’s chief financial officer shall prepare, deliver and certify to the Seller a written statement (the “Purchase Price Statement”) setting forth the calculation of the Purchase Price using the Total Equity shown on the Closing Balance Sheet.

(c)  Right to Review and Dispute.

(i)  During the thirty (30) calendar day period following the Seller’s receipt of the Closing Balance Sheet and the Purchase Price Statement, the Seller shall be permitted to review the working papers of the Company relating to the preparation of the Closing Balance Sheet and the Purchase Price Statement and the calculation of Total Equity and the Purchase Price shown on the Purchase Price Statement.

(ii)  The Seller may dispute the preparation of the Closing Balance Sheet, the Purchase Price Statement and/or the determination of Total Equity, and the Purchase Price set forth thereon; provided, however, that the Seller must notify the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of the Company’s delivery of the Closing Balance Sheet and the Purchase Price Statement to the Seller.  In the event written notice of such a dispute is received by the Purchaser in a timely manner, such a dispute will be resolved in accordance with the provisions of Section 2.03(d) below.

(iii)  The Closing Balance Sheet, the Purchase Price Statement and the calculation of Total Equity and the Purchase Price will be deemed final for the purposes of this Article II upon the earliest to occur of (A) the failure of the Seller to notify the Purchaser of a dispute in accordance with this Agreement within thirty (30) calendar days of the Company’s delivery of the Closing Balance Sheet and the Purchase Price Statement to the Seller, (B) the resolution of all disputes in writing by the Seller and the Purchaser, (C) the resolution of all disputes pursuant to Section 2.03(d) by the Purchaser’s accountants and the Seller’s accountants, and (D) the resolution of all disputes pursuant to Section 2.03(d) by an Independent Accounting Firm.  The Closing Balance Sheet and the Total Equity, as deemed final pursuant to this Section 2.03(c)(iii), are referred to herein as the “Final Closing Balance Sheet” and “Final Total Equity”, respectively.

(d)  Resolution of Disputes Under This Section 2.03.

(i)  In the event that written notice of a dispute is received by the Purchaser under Section 2.03(c) in a timely manner, the Purchaser and the Seller shall attempt in good faith to resolve their dispute for a period of fifteen (15) calendar days.  In the event that the Purchaser and the Seller are unable to resolve such dispute within such period, the

Purchaser’s accountants and the Seller’s accountants will attempt to reconcile their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive on the parties hereto.  If the Purchaser’s accountants and the Seller’s accountants are unable to reach a resolution with such effect within 30 calendar days after receipt of such written notice of dispute under Section 2.03(c), the Purchaser’s accountants and the Seller’s accountants will submit the items (together with their respective positions thereon and the reasons therefor) remaining in dispute for resolution to the Independent Accounting Firm.  The Independent Accounting Firm shall be instructed to determine the appropriate amount of each disputed item in accordance with GAAP applied on a consistent basis with the Financial Statements and render a report to the Purchaser and the Seller within twenty (20) calendar days after such submission; provided, however, that in no case may such determination of any such disputed item be outside the range established by the respective positions of the Purchaser’s accountants and the Seller’s accountants.  The report of the Independent Accounting Firm as to the disputed items will be conclusive as to each disputed item and will be final and binding on the parties hereto.  In the event that the aggregate amount of the disputed items as finally determined by the Independent Accounting Firm differs from, in a manner detrimental to the Company, the aggregate amount of such disputed items as set forth on the Closing Balance Sheet or the Purchase Price Statement, as the case may be, by greater than ten percent (10%) of such disputed items, the fees and expenses of the Independent Accounting Firm shall be borne by the Purchaser and in all other circumstances, the fees and expenses of the Independent Accounting Firm shall be borne by the Seller.

(ii)  The procedures for resolution of disputes concerning the Closing Balance Sheet and the Purchase Price set forth in this Section 2.03(d) are intended to be final and exclusive of any other contest or appeal in relation thereto, so that when the Closing Balance Sheet and the Purchase Price Statement are deemed final hereunder, neither party will be entitled to subject the Closing Balance Sheet or the Purchase Price Statement or, such agreement or the report to any court or tribunal.

(e)  Adjustment of Purchase Price and Payment of Adjustment Amount.

(i)                                     Calculation of Adjustment Amount.  Within five (5) Business Days of the Purchase Price being deemed final hereunder, in the event that the Purchase Price set forth in the Purchase Price Statement (as finally determined in accordance with this Article II) is (A) less than the Initial Purchase Price, the Seller shall pay to the Purchaser an amount in cash equal to such shortfall by wire transfer of immediately available funds (and/or full or partial disbursement of the Escrow Amount as described in clause (ii) below); or (B) is greater than the Initial Purchase Price, the Purchaser shall (1) together with the Seller, instruct the Escrow Agent to deliver to the Seller the Escrow Amount and (2) deliver to the Seller an amount in cash equal to such excess by wire transfer of immediately available funds.

(ii)                                  Treatment of Escrow Amount. For the avoidance of doubt, to the extent that the shortfall described in clause (i)(A) above is (A) greater than the Escrow Amount,

the entire Escrow Amount shall be distributed to the Purchaser and the Seller shall be required to pay to the Purchaser any additional amounts owed in cash, or (B) less than the entire Escrow Amount, the Seller shall be entitled to receive the distribution of the remaining Escrow Amount not disbursed to the Purchaser.  If the amount caused by subtracting (1) the Initial Purchase Price less the Escrow Amount from (2) the Purchase Price is positive, but less than the Escrow Amount, then the Purchaser and the Seller shall instruct the Escrow Agent to (I) deliver such difference to the Seller and (II) deliver the remainder of the Escrow Amount to the Purchaser.

Section 2.04.  Deliveries.

(a)                                 On the date hereof, the Parties shall make the following deliveries:

(i)                                     The Purchaser shall deliver to the Seller (A) this Agreement, executed by the Purchaser, (B) the fully executed Purchaser Guarantee, (C) the Wells Fargo Term Sheet and (D) the Escrow Agreement, executed by the Purchaser.

(ii)                                  The Seller shall deliver to the Purchaser (A) this Agreement, executed by the Seller, (B) the fully executed Seller Guarantee, and (C) the Escrow Agreement, executed by the Seller.

(iii)                               The Purchaser and the Seller shall deliver to the Escrow Agent the Escrow Agreement, executed by each of them.

(iv)                              The Purchaser shall deliver to the Escrow Agent the Deposit, via wire transfer of immediately available funds.

(b)                                 On the Closing Date, the Parties shall make the following deliveries:

(i)                                     the Purchaser shall deliver

(A)                               to the Seller (1) the Initial Purchase Price less the Escrow Amount, via wire transfer of immediately available funds to one or more accounts designated in writing by the Seller, and (2) each document or certificate required to be delivered by the Purchaser in order to satisfy the conditions to Closing of the Seller set forth in Section 3.02 below; and

(B)                               to the Escrow Agent, the Escrow Amount less the Deposit; and

(ii)                                  the Seller shall (A), sell, assign, transfer, convey and deliver to the Purchaser the Purchased Interests, together with one or more duly executed stock certificates and such other documentation as is required to evidence the Purchased Interests, and (B) deliver each document or certificate required to be delivered by the Seller in order to satisfy the conditions to Closing of the Purchaser set forth in Section 3.03 below.

ARTICLE III

The Closing; Conditions to Closing

Section 3.01.  The Closing.  The consummation of the Transactions (the “Closing”), will take place remotely via the electronic exchange of fully-executed documents at 10:00 a.m. (New York City time), on or as soon as practicably possible after the satisfaction of the conditions to Closing set forth in Section 3.02 and 3.03 below, or at such other location or time as the Parties may agree in writing (the date of the Closing being hereinafter referred to as the “Closing Date”); provided that the Closing Date shall occur no later than thirty (30) days after the receipt of the Seller Required Consents.

Section 3.02.  Conditions Precedent to the Obligations of the Seller.  The obligations of the Seller to consummate the Transactions under the Transaction Documents are expressly subject to the fulfillment of each of the following conditions, unless waived by the Seller in writing at or before the Closing:

(a)                                 Representations and Warranties; Performance of Agreements.

(i)                                     All of the representations and warranties of the Purchaser set forth herein that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Purchaser set forth herein that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(ii)                                  The Purchaser shall have performed and complied in all material respects with all of its covenants and other obligations set forth in the Transaction Documents required to be performed or complied with by the Purchaser at or before the Closing.

(iii)                               The Seller shall have received a certificate of a senior executive or manager of the Purchaser, substantially in the form of Exhibit A, as to the fulfillment of the conditions set forth in clauses (i) and (ii) above, which certificate shall have the effect of a representation and warranty of the Purchaser as to the matters set forth therein.

(b)                                 Purchaser Required Consents.  The Seller shall have received copies of all of the Purchaser Required Consents (including without limitation the consent of the SBA), which shall be in form and substance reasonably satisfactory to the Seller and shall be in full force and effect as of the Closing Date, and shall include, without limitation, the consent to the transactions contemplated hereby of any counterparty under any agreements to which CapitalSpring, the Purchaser Guarantor, or Purchaser is a party whose consent is required to effect the transactions contemplated hereby.

(c)                                  No Actions.  Since the date of this Agreement, there shall be no Action (A) challenging or seeking to restrain or prohibit the Transactions or (B) seeking to obtain from the

Seller, the Company or any of their Affiliates damages that are material in relation to the Purchase Price.

(d)                                 Initial Purchase Price.  (i) The Seller shall have received the Initial Purchase Price less the Escrow Amount and (ii) the Escrow Agent shall have received the Escrow Amount less the Deposit.

(e)                                  Purchase Agreement.  The Purchaser shall have executed and delivered this Agreement and all certificates and other documents required to be delivered by the Purchaser in connection herewith.

(f)                                   Wells Fargo Release.  The Seller and the Purchaser shall have obtained a release of all obligations of FirstCity, the Seller and their Affiliates under the Wells Fargo Credit Documents.

(g)                                  Approval.  The Seller shall have received the written approval of the board of directors of each of FirstCity and Seller with respect to Agreement and the Transactions.

(h)                                 Escrow Agreement.  Each of the parties hereto (other than the Seller) and the Escrow Agent shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect.

(i)                                     Secretary’s Certificate.  The Seller shall have received a certificate of the secretary of the Purchaser and of the Purchaser Guarantor substantially in the form of Exhibit D with respect to (i) the Organizational Documents of the Purchaser or the Purchaser Guarantor, as applicable, (ii) the resolutions of the member of the Purchaser and the Purchaser Guarantor, as applicable approving each Transaction Document to which such Person is a party and the other documents to be delivered by that Person under the Transaction Documents and the performance of the obligations of the Purchaser and Purchaser Guarantor hereunder, and (iii) the names and true signatures of the officers of the Purchaser or the Purchaser Guarantor authorized to sign each Transaction Document to which it is a party and the other documents to be delivered by it under the Transaction Documents.

(j)                                    Good Standing Certificate.  The Seller shall have received a certificate of the Secretary of State of the jurisdiction in which each of the Purchaser and the Purchaser Guarantor is organized, dated as of a recent date, as to the good standing of each of the Purchaser and the Purchaser Guarantor, and as to the Organizational Documents of the Purchaser and the Purchaser Guarantor on file in the office of the Secretary of State.

(k)                                 Purchaser Guarantee.  The Purchaser Guarantee shall be in full force and effect and enforceable in accordance with its terms.

Section 3.03.  Conditions Precedent to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the Transactions under the Transaction Documents are expressly subject to the fulfillment of each of the following conditions, unless waived by the Purchaser in writing, at or before the Closing:

(a)                                 Representations and Warranties; Performance of Agreements.

(i)                                     All of the representations and warranties of the Seller set forth in the Transaction Documents to which the Seller is a party that are qualified as to materiality shall be true and correct in all respects and all of the representations and warranties of the Seller set forth in the Transaction Documents to which the Seller is a party that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(ii)                                  Seller shall have performed and complied with all of its covenants and other obligations contained in the Transaction Documents to which the Seller is a party required to be performed or complied with by Seller at or before the Closing.

(iii)                               The Purchaser shall have received a certificate of a senior executive officer of Seller substantially in the form of Exhibit C as to the fulfillment of the conditions set forth in clauses (i) and (ii) above, which certificate shall have the effect of a representation and warranty of the Seller as to the matters set forth therein.

(b)                                 Seller Required Consents.  The Purchaser shall have received copies of all of the Seller Required Consents (including without limitation the consent of the SBA and the consent of ASBA pursuant to the ASBA Security Agreement), which shall be in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect as of the Closing Date, and shall include, without limitation, the consent to the transactions contemplated hereby of any counterparty under any agreements to which Seller or the Company is a party whose consent is required to effect the transactions contemplated hereby.

(c)                                  Secretary’s Certificate.  The Purchaser shall have received a certificate of the secretary of the Company, the Seller and the Seller Guarantor, substantially in the form of Exhibit D with respect to (i) the articles of incorporation of the Company, the Seller and the Seller Guarantor, (ii) the bylaws of the Company, the Seller and the Seller Guarantor, (iii) the resolutions of the board of directors and shareholders of the Company and the Seller and of the executive committee of the board of directors of the Seller Guarantor approving each Transaction Document to which the Company, the Seller or the Seller Guarantor is a party and the other documents to be delivered by them under the Transaction Documents and the performance of the obligations of the Company, the Seller and the Seller Guarantor thereunder, and (iv) the names and true signatures of the officers of the Company, the Seller and the Seller Guarantor authorized to sign each Transaction Document to which they are a party and the other documents to be delivered by them under the Transaction Documents.

(d)                                 No Actions.  There shall be no (i) Action (A) challenging or seeking to restrain or prohibit the Transactions, or (B) seeking to (x) impose any material limitation on the ability of the Purchaser to effectively exercise full rights of ownership of the Purchased Interests, including the right to vote such Purchased Interests, (y) impose any material limitation on the Purchaser’s or the Company’s operation of their respective businesses, or (z) compel the Purchaser or the Company to dispose of or hold separate any of their businesses or assets or (ii) Law in effect that has had or could reasonably be expected to have any of the consequences referred to in clause (i) above.

(e)                                  Good Standing Certificate.  The Purchaser shall have received a certificate of the Secretary of State or Comptroller’s Office of the jurisdiction in which each of the Company, Seller and Seller Guarantor is organized, dated as of a recent date, as to the good standing of each of the Company, Seller and Seller Guarantor, and as to the charter documents of the Company, Seller and Seller Guarantor.

(f)                                   Seller Guarantee.  The Seller Guarantee shall be in full force and effect and enforceable in accordance with its terms.

(g)                                  Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing with respect to the Company.

(h)                                 Purchase Agreement.  The Seller shall have executed and delivered this Agreement and all certificates and other documents required to be delivered by the Seller in connection herewith.

(i)                                     Employment and Non-Competition Agreements.  The Key Officer shall have entered into the Key Officer Employment Agreement, such agreement shall be in full force and effect on the Closing Date, and the Key Officer shall not be under an incapacity or disability (as defined in such written employment agreements without regard to any time periods contained therein) as of the Closing Date.

(j)                                    FIRPTA.  The Purchaser shall have received from the Company a certificate executed by the Company that, as of the Closing Date, the Company is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations thereunder, in form and substance acceptable to counsel for the Purchaser.

(k)                                 Cancellation of Intercompany Debt. All outstanding Debt between the Company and the Seller or any of its Affiliates, including without limitation that certain Promissory Note, dated December 15, 2006, between the Company, as maker and FirstCity, as payee, as amended by the First Amendment, Second Amendment and the Third Amendment shall have been cancelled and any security interests thereunder shall have been terminated.

(l)                                     Termination of Existing Services Agreement.  That certain Loan Operations, Administrative and General Services Agreement, dated as of December 15, 2006, among FirstCity Servicing, the Company and Wells Fargo Foothill, LLC shall have been terminated and be of no further force and effect.

(m)                             Transition Servicing Agreement.  The Purchaser shall have received an executed copy of the Transition Servicing Agreement, in the form agreed to by the Seller and the Purchaser, which shall be delivered in accordance with Section 2.01(e) and attached hereto as Exhibit E.

(n)                                 Delivery of Stock Certificates and Assignments.  Each of the stock certificates representing all of the Preferred Stock and Common Stock held by the Seller immediately prior to the Closing Date shall have been delivered to the Company along with assignments in form reasonably acceptable to the Purchaser.

(o)                                 Escrow Agreement.  Each of the parties hereto (other than the Purchaser) and the Escrow Agent shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect.

(p)                                 No Events of Default.  No monetary events of default shall have occurred or be continuing with respect to the ASBA Note or Gateway Promissory Note.

(q)                                 Wells Fargo Credit Documents.  The Purchaser shall have obtained an amendment to the Wells Fargo Credit Documents, on substantially the terms set forth on Exhibit G (the “Wells Fargo Term Sheet”), or the Purchaser shall have obtained a committed senior financing facility with another lender of comparable size and reputation, on substantially similar terms to those set forth in the Wells Fargo Term Sheet.

(r)                                    Pioneer Loan.  Prior to the Closing, the Company shall have acquired the guaranteed portion of the Pioneer Loan from the SBA and the Seller or its designated Affiliate shall have acquired the entire Pioneer Loan in accordance with the procedures set forth on Exhibit I.

(s)                                   Financing.  The Purchaser, together with its controlling Affiliates, shall have obtained third-party financing for the purpose of consummating the Transactions in an aggregate amount sufficient to (i) pay all of the cash consideration set forth in Section 2.01, (ii) provide the Purchaser and the Company with sufficient working capital immediately following the Closing, and (iii) otherwise permit the Purchaser to consummate the Transactions, all on terms satisfactory to the Purchaser and such controlling Affiliates.

(t)                                    Termination of Bank of Scotland Lien.  Seller shall have delivered to Purchaser a UCC-3 Partial Termination Statement with respect to the lien held by Bank of Scotland on the capital stock of the Company.

ARTICLE IV

Representations and Warranties of
the Seller About the Company

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.01.  Existence and Power.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (b) is duly qualified under the laws of, or is licensed to do business as a foreign company in good standing in, each jurisdiction in which such qualification or license is required to own, lease or license the Assets or to operate or carry on the Business and in which the failure to so qualify would have a Material Adverse Effect on (i) the Business, properties, operations, prospects or condition (financial or otherwise) of the Company, taken as a whole, and (c) has all necessary corporate power and authority required to own, lease or license the Assets, and to operate and carry on the Business.  The Company has previously delivered to the Purchaser correct and complete copies of the Organizational Documents of the Company.

Section 4.02.  Authorization; Binding Effect.  No other proceedings on the part of the Seller or the Key Officers are necessary to approve and adopt the Transaction Documents to which the Company is a party or to approve the consummation of the Transactions.  Each of the Transaction Documents to which the Company is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

Section 4.03.  Contravention.  Neither the execution, delivery and performance of the Transaction Documents by the Seller or the Company nor the consummation of the Transactions will (with or without notice or lapse of time or both) (a) conflict with, violate or breach any provision of the Company’s certificate of incorporation, bylaws, or other Organizational Documents, (b) conflict with, violate or breach any Law by which the Company, the Business or any of the Assets may be bound or affected, (c) conflict with, material breach or result in a default under, result in the acceleration of, or give rise to a material adverse change in the terms of or a right of termination, cancellation, modification or acceleration or require any notice under any Material Contract, (d) result in or require the creation or imposition of any Lien on any of the Assets, or (e) otherwise result in a Material Adverse Effect on the Company.

Section 4.04.  Consents.  Except for the Consents set forth on Schedule 4.04, no Consents are required in connection with (a) the due execution and delivery by the Company of the Transaction Documents to which it is a party and the performance of the Company’s obligations thereunder, or (b) the consummation of the Transactions by the Company.  As of the Closing Date, all of such Consents have been obtained and are in full force and effect.

Section 4.05.  Capitalization.

(a)                           Authorized, Issued and Outstanding Securities.  As of the Closing Date (but prior to the consummation of the Transactions), the authorized Securities of the Company consist of 3,000,000 shares of capital stock, consisting of (i) 1,000,000 shares of Common Stock, of which 100,000 are issued and outstanding, and (iv) 2,000,000 shares of Preferred Stock, of which 800,000 are issued and outstanding (collectively, the “Company Stock”).  All of the issued and outstanding Company Stock has been duly authorized, validly issued and are fully paid and non-assessable.  The Company has not violated the Securities Act or any applicable Law in connection with the offer, sale or issuance of any of its Securities to the Seller.  Other than the Company Stock, the Company has no other Equity Securities.

(b)                           Rights, Options, Warrants, Etc.  There are no (i) Securities of the Company, (ii) statutory or contractual preemptive rights, subscriptions, conversion rights, rights of first refusal or other similar rights, or (iii) Contracts, commitments or understandings of any character, in each case, that obligate the Company contingently or otherwise, to (A) issue, sell or Transfer, or cause to be issued, sold or Transferred, any Securities of the Company, (B) purchase, redeem, retire, defease or otherwise acquire any Securities of the Company, or (C) that give any Person the right to receive any benefits or rights substantially similar to any enjoyed by or accruing to holders of any Securities of the Company, and no authorization for any of the foregoing has been given.

(c)                            No Other Agreements.  There are no voting trusts, stockholder agreements, investor rights agreements, proxies or any other Contracts or understandings in effect with respect to the voting or Transfer of any Securities of the Company or with respect to the management or governance of the Company, except under the Wells Fargo Credit Documents, SBA Loan Guaranty Agreement, the SBA Act or related rules and regulations, and as disclosed in Schedule 4.05(c).

Section 4.06.  Financial Statements.  The Seller has delivered to the Purchaser the Company’s audited financial statements as of December 31, 2010 and for the fiscal year ended December 31, 2011 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the three-month periods ended June 30, 2012 and September 30, 2012 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent the date of the Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect on the Company.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

Section 4.07.    Taxes.  There are no federal, state, county, local or foreign Taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Body.  The Company has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

Section 4.08.  Litigation.  Except as set forth on Schedule 4.08, to the Seller’s Knowledge there is no Action pending, or to the Seller’s Knowledge, threatened (a) against the Company, (b) that questions the validity of any of the Transaction Documents or that involves or relates to any of the Transactions, (c) affecting any of the Assets or the Business, or (d) that could reasonably be expected to materially adversely affect the Purchaser’s or the Company’s ability to conduct the Business after the Closing or the ownership or use by the Company of the Assets after the Closing.

Section 4.09.  Permits; Compliance with Laws.

(a)                           Permits. Schedule 4.09(a) sets forth a correct and complete list and description of all material Permits necessary to entitle or permit the Company to use its corporate name, to own, lease, operate and use the assets, and to carry on and conduct the Business.  The Company has all material Permits necessary for the conduct of the Business (including without limitation all Permits required to make and service the Portfolio Loans in each jurisdiction in which the Company conducts the Business).  The Company is not in default in any material respect under any of such Permits.

(b)                           Compliance with Laws.  The Company is not violating and has not violated in any material respect any Law applicable to it or any of its properties or Business.  To the Seller’s Knowledge, the Company is not under investigation with respect to any material violation of any Laws.

(c)                            Governmental Approvals. All Governmental Approvals necessary for the conduct of the Business have been duly obtained and are in full force and effect.   There are no proceedings pending or, to the Seller’s Knowledge, threatened that would result in the revocation, cancellation or suspension, or any adverse modification, of any such Governmental Approval.

Section 4.10.  Absence of Certain Changes or Events.  Since the date of the Company’s most recent Financial Statements: (a) there has not occurred any event, fact, circumstance or change that has had or which could reasonably be expected to have a Material Adverse Effect on the Company or the Business, (b) the Company has conducted the Business in the ordinary course consistent with past practice, and (c) except as specifically set forth in Schedule 4.10 hereto, the Company has not:

(i)                                     (A) Transferred any of the Assets other than in the ordinary course of business consistent with past practice, (B) caused or permitted any of the Assets to become subject to any Liens other than Permitted Liens, (C) purchased or acquired any Securities or otherwise made or acquired any investment in any Person (not including a loan pursuant to a Portfolio Loan), or (D) incorporated or formed any Subsidiary, or merged, or consolidated with or into, or entered into any business combination, with any Person;

(ii)                                  (A) incurred any Debt (other than borrowings under the Wells Fargo Credit Documents) or guaranteed any obligation of any Person, or (B) waived, released,

canceled, settled, written off or compromised any Debt, obligation, claim or other right owed to the Company, or (C) made any loan or advance to any Person other than pursuant to a Portfolio Loan;

(iii)                               (A) entered into any Contract or transaction with any of its Affiliates, or (B) made or declared any Restricted Payment;

(iv)                              suffered, or has taken or omitted to take any action that could reasonably be expected to cause the Company to suffer, an event of default with respect to any of the Business or give rise to a right of termination with respect to all or any portion thereof;

(v)                                 (A) paid or agreed to pay any bonus, extra compensation, pension or severance pay, (B) increased the benefits payable under the Company’s or its Benefit Plans, or (C) otherwise increased the wage, salary or compensation (of any nature) or benefits to any of its directors, officers or employees, earning more than $125,000 per year, provided that the Company shall be permitted to pay performance bonuses for fiscal year 2012, in an amount per person not to exceed $35,000, to non-executive employees who were employed by the Company as of December 31, 2012;

(vi)                              (A) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any accounts receivable, (B) revalued of any of the Assets, or (C) increased or changed any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(vii)                           allowed any Permit to lapse or terminate or failed to renew any material Permit that is scheduled to terminate or expire within 60 calendar days after the Closing Date;

(viii)                        taken any action that would cause a Portfolio Loan to become impaired or otherwise result in an event of default under any Portfolio Credit Document;

(ix)                              suffered any damage, destruction or casualty loss (whether or not covered by insurance) or any material operating or other loss or any taking of any of the Assets, by condemnation or eminent domain;

(x)                                 failed to remit in compliance with SBA Rules and Regulations any amounts due and payable to the Transfer Agent with respect to the guaranteed portion of any Portfolio Loan prior to the Closing Date; or

(xi)                              entered into, or authorized, any Contract to do any of the foregoing.

Section 4.11.  Assets; Property.  The Company has the legal and valid title to or leasehold interest in, and right to use, all of the properties and assets, tangible or intangible, including, without limitation, Leaseholds, Equipment, Fixtures, Contract rights (excluding any rights of the Company under the Portfolio Credit Documents or Non-Recourse Asset Documents), Owned

Intellectual Property and personal property, used in or necessary for the conduct of the Business, which assets and properties, for avoidance of doubt, do not include any Portfolio Loans, any Portfolio Credit Documents, any Non-Recourse Assets or Non-Recourse Asset Documents (such properties and assets other than the Portfolio Loans and the Non-Recourse Assets and the Portfolio Credit Documents and Non-Recourse Asset Documents, being the “Assets”) free and clear of all Liens, except for Permitted Liens.  No assets, properties, rights or interests, other than the Assets, are required for the Company to conduct their business and operations as currently conducted or as proposed to be conducted.  The Assets and the Portfolio Loans comprise all assets and properties reflected in the Financial Statements, except for Portfolio Loans and assets and properties sold or otherwise disposed of since the date of the most recent Financial Statements in the ordinary course of business consistent with past practice.  The Company does not own any Real Property.

Section 4.12.  Material Contracts.

(a)                           Schedule of Material Contracts.  Schedule 4.12(a) consists of the contents of the Datasite as of the date hereof.  On the date that is two (2) Business Days prior to the Closing, the Seller shall prepare a DVD-ROM (or similar physical file storage medium) containing the contents of such Datasite as of such date (the “DataSite Download Date”). Such Schedule 4.12(a) contains (and as of the Closing Date, shall contain) all Contracts of the following types to which the Company is a party or a beneficiary or by which any of its properties are bound, excepting documents included in the Loan Files (“Material Contracts”):

(i)                                     Pooling and Servicing Documents;

(ii)                                  Wells Fargo Credit Documents;

(iii)                               Asset Purchase Documents;

(iv)                              the Gateway Portfolio Purchase Agreement and Gateway Promissory Note;

(v)                                 deposit agreements, indentures, mortgages, pledge agreements, security agreements, deeds of trust, conditional sale agreements or other Contracts granting a Lien on the Assets, Non-Recourse Assets or Portfolio Loans to any Person;

(vi)                              credit agreements, guarantees, indentures, loan agreements, purchase agreements, bonds, capitalized leases, bonds, debentures, notes, foreign exchange or other hedging arrangements, interest rate swaps, investments and other evidences of Company Debt providing for or relating to Debt in respect of which the Company is in any manner directly or contingently obligated or liable;

(vii)                           Contracts under which the Company has, directly or indirectly, purchased or acquired any Securities or otherwise made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Portfolio Loan, and all joint venture, partnership and limited liability company Contracts;

(viii)                        custody arrangements, administration agreements, transfer agent agreements, accounting agreements, clearing agreements, revenue and fee sharing agreements, and similar agreements;

(ix)                              licenses and arrangements pursuant to which the Company is permitted by any Person to use any Intellectual Property (the “Licensed Intellectual Property”) that is material to the conduct of the Business or permits any Person to use any Owned Intellectual Property;

(x)                                 joint venture, partnership, limited liability company, acquisition or divestiture agreements, finder’s agreements or other similar agreements;

(xi)                              agreements or legally binding commitments between the Company, on the one hand, and any Affiliate of the Seller or any Affiliate of the Company not Controlled by the Company, on the other;

(xii)                           leases of Real Property;

(xiii)                        Contracts (A) for the sale or Transfer by the Company, or for the purchase or other acquisition by the Company, of Assets, including, without limitation, purchase orders, goods, materials, supplies, machinery, capital assets or services or capital expenditures or research and development, and (B) granting any Person any right of first refusal, right of first offer, buy-sell or economically preferential right or other similar rights, to purchase any of the Assets;

(xiv)                       Contracts which (A) require the Company to deal on an exclusive basis with any Person, (B) restrict or purport to restrict the Company from doing any kind of business or from doing business with any Person or in any geographic area or from competing with any Person, (C) require the Company to maintain the confidentiality of any matter, and (D) require the Company to indemnify any Person;

(xv)                          (A) employment, retainer, severance, separation, non-competition, non-solicitation, agency, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation and consulting Contracts with, and any other plans, trusts, funds, agreements or arrangements for the benefit of, current and former employees, officers, directors, sales representatives, agents, consultants and independent contractors, (B) Contracts with any labor union or other collective bargaining group, and (C) Contracts setting forth the terms of or otherwise relating to Benefit Plans;

(xvi)                       (A) Contracts with any shareholder, director, officer or other Affiliate of the Company, (B) shareholders’ agreements, investor rights agreements, registration rights agreements, voting agreements and other similar agreements relating to the Company’s Equity Securities, and (C) proxies, voting trusts, or powers of attorney to act on behalf of the Company;

(xvii)                    Contracts with any Governmental Body;

(xviii)                 Contracts not made in the ordinary course of business consistent with past practice or which would have a Material Adverse Effect on the Company;

(xix)                       other Contracts to which the Company is a party, or by or to which it or any of its Assets or the Business is bound or subject, which has an aggregate future liability, benefit or right to payment to any Person in excess of $100,000 or which are otherwise material to the Business; and

(xx)                          all amendments, waivers, modifications and supplements to the foregoing.

(b)                           Copies of Material Contracts.  Prior to the date of this Agreement, the Company has made available to the Purchaser for inspection all Material Contracts through Purchaser’s access to the DataSite.

(c)                            Breach.

(i)                                     Each of the Material Contracts (A) has been duly authorized, executed and delivered by the Company and, to the Seller’s Knowledge, the other parties thereto, and the Company has not received any written notice or claim (or, to the Seller’s Knowledge, any other notice or claim) that any Material Contract is not in full force and effect, and (B) constitutes the legal, valid and binding obligation of the Company and, to the Seller’s Knowledge, the other parties thereto, enforceable against the Company and, to the Seller’s Knowledge, the other parties thereto in accordance with the terms of each such Material Contract except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(ii)                                  Except as set forth on Schedule 4.12(c)(ii), there exists no material breach or default (or event which with or without the lapse of time or the giving of notice, or both would constitute a material breach or default) under the Material Contracts by the Company, or the other parties thereto, and neither the Company nor, to the Seller’s Knowledge, any other party to any Material Contract has given any notice of any material breach or default thereunder.  The Company has not given or received any written notice (or, to the Seller’s Knowledge, any other notice) that any party to any Material Contract intends to terminate, amend or modify any Material Contract.

(iii)                               Except as disclosed on Schedule 4.12(c)(iii), the consummation of the Transactions will not cause (A) any of the Material Contracts to cease to be in full force and effect, (B) the material breach of any terms or conditions of any Material Contract, (C) the forfeiture or impairment of any material rights under any Material Contract or (D) any material penalty or other material adverse consequence under any Material Contract.

(d)                           Liens.  Schedule 4.12(d) sets forth a correct and complete list and description of all of the Liens affecting or attaching to the Assets, the Portfolio Loans, the Non-Recourse Assets, the Portfolio Credit Documents and the Non-Recourse Asset Documents, except Permitted Liens.

Section 4.13.  Portfolio Loans.  With respect to the Portfolio Loans, Portfolio Credit Documents, and Collateral:

(a)                           All of the Portfolio Credit Documents in the possession of the Company are included in the Loan Files.  The outstanding principal amount(s) of the Portfolio Loans and the principal amount(s) of the Unfunded Portfolio Loan Commitments (if any) are accurately stated on Schedule 4.13(a).

(b)                           Except as set forth on Section (b) of Exhibit H, the Company is the sole owner of all of both (i) the Unguaranteed Portions of the Portfolio Loans and (ii) the Guaranteed Portions of the Portfolio Loans indicated on the Performing Loan Schedule and Non-Performing Loan Schedule as being owned by the Company, all of which are free and clear of all Liens of whatsoever kind or nature except Permitted Liens.  No Guaranteed Portion of any Portfolio Loan has been sold to any Person other than (x) to the SBA or (y) pursuant to a Secondary Participation Guaranty Agreement.

(c)                            The Company has not effected or received the benefit of any setoff against any obligor under any of the Portfolio Loan Agreements.

(d)                           Each Portfolio Loan is (i) an interest-bearing loan, (ii) issued in accordance with Section 7(a) of the SBA Act and the SBA Authorization and Loan Agreement, (iii) originated and serviced by the Company in accordance with SBA rules and regulations, (iv) evidenced by promissory notes reflecting the interest rate required under and security documents granting Liens on collateral as required under the SBA Authorization and Loan Agreement, and (v) a loan for which an SBA guarantee is in effect in the percentage and dollar amount set forth in Exhibit H. The SBA guarantee on each Portfolio Loan is valid and enforceable against the SBA and, if presented upon a default in the underlying Portfolio Loan, will be honored by the SBA without denial or repair (other than any denial or repair arising solely from the actions of the Company or the Purchaser after the Closing Date).  The Company has in its possession the originals of all documents or instruments constituting the Portfolio Credit Documents, and the Portfolio Credit Documents are the only agreements between, and contain the complete terms of the agreement between, the Debtors under the Portfolio Loans, on the one hand, and the Company (or any predecessor-in-interest), on the other hand, regarding the Portfolio Loans and the Collateral.

(e)                            All Records are materially true and correct and accurately reflect all information set forth therein as of the date thereof, including the Principal Balance, the status thereof and all transactions relating thereto, all holdbacks, deposits or other sums due and owing by Seller to others with respect thereto, and all payments, credits and adjustments required to be applied to the balance thereof.

(f)                             The Performing Loan Schedule and the Non-Performing Loan Schedule are accurate as of the date thereon and, as updated, shall accurately reflect the information therein including, without limitation, accurately reflecting as of the date thereon and as updated the Principal Balance of and the accrued and unpaid interest owing on each Portfolio Loan.

(g)                            Except as listed on Schedule 4.13(g), no Debtor is in monetary default under the terms of any Portfolio Credit Document nor is any Debtor, to the Seller’s Knowledge, projected to be in monetary default under any Portfolio Credit Document in the next ninety (90) days and, except in accordance with SBA rules, regulations or authorization, neither the Company, nor Seller, nor any of their Affiliates nor any prior holder of a Portfolio Loan has (i) modified the Portfolio Loan or any Portfolio Credit Document in any material adverse respect; (ii) satisfied, canceled, or subordinated any Collateral, in whole or in part, from the stated lien therein; or (iii) executed any instrument of release, cancellation, modification, or satisfaction relating to a Portfolio Loan.

(h)

(i)                                     Except as indicated on Schedule 4.13(h)(i), no Debtor of a Portfolio Loan secured by a first lien on Real Property is permitted to self-insure physical damage insurance relating to the Collateral in excess of deductibles permitted in accordance with the related Portfolio Credit Document.  Collateral constituting Real Property must carry physical damage insurance to the extent of the replacement value of improvements thereon as of the date of the Portfolio Loan.

(ii)                                  Except as indicated on Schedule 4.13(h)(ii), the Company has received insurance certificates showing all insurance coverage required to be procured by the Debtors pursuant to the Portfolio Credit Documents and such insurance is in full force and effect in accordance with such requirements or Company has, after it has received notice of termination of insurance coverage, obtained force-placed insurance through the servicing agreement with FirstCity Servicing which will be required to be replaced on the Closing Date unless force-placed coverage is continued under the terms of the Transition Servicing Agreement; Company and Seller will provide a listing of all force-placed insurance covering Collateral within ten (10) days prior to the Closing Date and an updated list as of the Closing Date; Company will bear the risk of loss as to any Collateral not covered by insurance after the Closing Date.  On the Closing Date, or if the Transition Servicing Agreement provides for continued force-placed coverage, then on termination of the Transition Servicing Agreement or through the term of the Transition Servicing Agreement in the event that such coverage is to be provided under that contract, all such force-placed coverage shall be cancelled.

(i)                               All checks, drafts, notes, monies, and other payments received by or on behalf of Company on account of any Portfolio Loan have been credited against the appropriate Principal Balance in accordance with the Company’s ordinary course of business, and there are no unapplied payments, receipts, or unidentified cash balances held by Company or FirstCity Servicing other than in the ordinary course of business.

(j)                              Neither the Company nor any Seller has assumed any liability for any maintenance agreement or otherwise agreed to maintain or service any Collateral. Neither the Company nor any Seller has any obligation to provide liability or physical damage insurance under any Portfolio Credit Document.

(k)                           All Debtor payments are required to be paid to the Company at the Company’s offices.

(l)                               All Collateral consisting of Real Property is secured by a Portfolio Credit Document which is a valid and subsisting first priority lien, or where provided by the SBA Authorization and Loan Agreement or as set forth in a subordination agreement executed in accordance with SBA Rules and Regulations and with appropriate approval, is a valid and subsisting subordinate lien, except for the liens for real estate taxes and special assessments not yet due and payable or which are shown on Exhibit H, platted utility easements common to the subdivision or property in which the Real Property is located, or other Permitted Liens.

(m)                       Each of the Portfolio Credit Documents entered into by the Company with respect to a Portfolio Loan it originated is a genuine, legal, valid and binding obligation of each of the Debtors thereto, enforceable in accordance with its terms, subject only to any limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.  The Portfolio Credit Documents entered into by the Company with respect to Portfolio Loans it originated are, in all manners, what they purport to be and arose out of a bona fide transaction in the ordinary course of business of the Company or a prior holder of such Portfolio Loans.

(n)                           Each Portfolio Credit Document originated by the Company was in compliance with the requirements of applicable Law at the time that it was originated and was legally sufficient in the jurisdiction where executed and in which the Collateral is located and any Portfolio Credit Documents which are required to be recorded or should be recorded are recorded, as applicable.  To the Seller’s Knowledge, there are no defects or deficiencies in any Portfolio Credit Document which would cause or allow any Debtor to avoid liability thereunder or create any right of set-off, counterclaim or defense to the enforcement thereof.

(o)                           The Company and, to the Seller’s Knowledge, any prior holder(s) of the Portfolio Loans, have materially complied with all the terms, provisions, and conditions of the Portfolio Credit Documents applicable to such Person.

(p)                           No Portfolio Credit Document or Portfolio Loan originated by the Company is subject to any defense, set-off, or counterclaim to the payment of the amount of the Principal Balance thereof or any payment due thereunder as a result of any action by Company.

(q)                           For any Collateral constituting Real Estate, there is no pending proceeding for the total or partial condemnation of all or any portion thereof and, to the Seller’s Knowledge, such Real Estate is undamaged by waste, fire, earthquake or earth movement, wind storm, flood, tornado, or other casualty so as to materially adversely affect the value of the Real Estate as Collateral for a Portfolio Loan or the use for which such Real Estate was intended.

(r)                              The Company has not advanced any funds or induced, solicited, or knowingly received any advance of funds by any party other than a Debtor, directly or indirectly, for the payment of any amount required to be paid under the Portfolio Credit Documents.

(s)                             For each Portfolio Loan originated by the Company, and, to the Seller’s Knowledge, for each Portfolio Loan acquired by the Company, the Company, or the owner of the Portfolio Loan at the time the loan was originated, acquired a title insurance policy in the name of the Company or the prior owner of the Portfolio Loan, in an amount equal to the lesser of (x) the appraised value (as of the date the applicable Portfolio Loan was made) of the Real Property that secures the Portfolio Loans, or (y) the Principal Balance of the Portfolio Loan (as of the date the applicable Portfolio Loan was made), and which insures that: (i) the Company has a first recorded lien, or other subordinate lien as required or allowed by the SBA Authorization and Loan Agreement or as set forth in a subordination agreement executed in accordance with SBA Rules and Regulations and with appropriate approval, on the Real Property which constitutes a portion of the Collateral; and (ii) to the Seller’s Knowledge, all improvements on Real Property which constitutes a portion of the Collateral and is included for purposes of determining the appraised value of any Collateral that is Real Property lie wholly within the boundaries and building restriction lines of such Real Property and no improvement on adjoining properties encroach upon such Real Property.

(t)                              All Portfolio Loans meet, or are exempt from, applicable Laws pertaining to usury and no Loan is usurious.

(u)                           Except for those Portfolio Loans as disclosed in Exhibit H hereof, the proceeds of all Portfolio Loans have been fully disbursed and there is no requirement for future advances under any Portfolio Credit Document.  There are no outstanding costs, fees, or expenses incurred in making, closing, recording, or servicing any Portfolio Loan, other than fees owed to the Transfer Agent or the SBA under the Secondary Participation Guaranty Agreements, the yearly fee owed to the SBA under Section 7(a)(23) of the SBA Act and routine costs and expenses in connection with servicing the Portfolio Loans.

(v)                           All collection and servicing practices utilized by the Company have been in all material respects in accordance with applicable Law. The Company possesses and will possess at Closing all of the Records for each Portfolio Loan.

(w)                         The Loan Files contain all material documents relating to or in connection with all Portfolio Loans and all Pending Loans, including without limitation a copy of each note or other instrument evidencing each Portfolio Loan or Pending Loan and any secondary sales documents related to each Portfolio Loan or Pending Loan.

Section 4.14.  Intellectual Property.

(a)                           Schedule 4.14(a) lists all Intellectual Property owned by the Company that is material to the Business (the “Owned Intellectual Property”) and all other material Intellectual Property not owned by the Company in which the Company has an interest, whether as licensee, licensor, sublicensee, sublicensor or otherwise that is used by the Company and/or is necessary to conduct the Business (the “Licensed Intellectual Property”).  The Owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”) constitute all Intellectual Property used or held for use by or in connection with the Business, or that is necessary for the conduct of or otherwise material to the Business.

(b)                           The Company owns or has a valid license to use the Company Intellectual Property, free and clear from any Liens other than Permitted Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(c)                            The Company is in compliance with all applicable contractual and legal requirements pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of such data or information used in the Business.  The Company has implemented, through its servicing agreement with FirstCity Servicing which will continue through the term of the Transition Servicing Agreement commercially reasonable backup and disaster recovery arrangements to ensure the continued operation of the Business in the event of a disaster or business interruption.

Section 4.15.  Insurance.  The Company, all of the Assets and the Business are covered by valid and currently effective insurance policies or binders of insurance, including, without limitation, general liability insurance, property insurance, workers’ compensation insurance and business interruption insurance, issued in favor of the Company, in each case, with financially sound and reputable insurance companies and in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations substantially similar to those of the Company.  The Company is not in default with respect to its obligations under any insurance policy maintained by any of them, and all premiums thereunder will have been timely paid in full for all periods up to and through the Closing Date.  The Company has in effect, and is the named insured under and/or beneficiary of, all fidelity bonds, insurance policies or other required policies set forth in the Portfolio Credit Documents.

Section 4.16.  Books and Records.  The records and books of account of the Company are accurate, correct and complete in all respects, have been maintained in accordance with good business practices, including the maintenance of an adequate system of financial controls, accurately reflect the transactions and other information purported to be contained therein and are reflected accurately in all respects in the Financial Statements.  Correct and complete copies of all of the Company’s books and records have been provided to the Purchaser or its representatives.  The minute books of the Company, copies of which have been delivered to the Purchaser or its representatives prior to the date of this Agreement, contain accurate records of all meetings and accurately reflect all corporate action of the Shareholders and the Board of Directors (including committees) of the Company.  The stock books and ledgers of the Company, copies of which have been delivered to the Purchaser or the Purchaser’s representatives prior to the date of this Agreement, correctly record all transfers and issuances of all Securities of the Company, and contain all canceled and unused stock certificates of the Company.

Section 4.17.  Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release, or to the Seller’s Knowledge threatened release, of any Hazardous Material on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there has been no Hazardous Material generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  Seller has not received notice that any Collateral securing any Portfolio Loan has been contaminated with, exposed to or is subject to liability for any Hazardous Material, the presence of which (A) requires any reporting, investigation or remediation under any Environmental Laws; (B) causes or threatens to cause a nuisance on any adjacent property or poses or threatens to pose a hazard to the health or safety of the persons on the Collateral or adjacent property; or (C) which, if it emanated or migrated from the Collateral, could constitute a trespass.  The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

Section 4.18.  Employees; ERISA.

(a)                           Schedule of Employees.  Schedule 4.18(a) sets forth a correct and complete list and description of all of the employees of, and consultants and independent contractors to, the Company and each employee’s place of employment, compensation, bonuses, deferred or contingent compensation, pension, accrued vacation, accrued sick pay, severance, “golden parachute” and other like benefits and term of employment, in effect as of the date of this Agreement.

(b)                           Employment Agreements.  The Company has not entered into, and is not bound by, any (i) employment, consulting or severance Contract with any of its directors, officers or employees other than those agreements disclosed to the Purchaser as Material Contracts, or (ii) collective bargaining agreements with its employees. None of the Company’s employees is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the Company’s conduct of the Business.  The Company has entered into normal and customary non-competition and non-solicitation agreements with all former officers and other members of management of the Company.

(c)                            Benefit Plans.  Schedule 4.18(c) sets forth a correct and complete list of all Benefit Plans of the Company, true, correct and complete copies of which have been delivered to the Purchaser or its representatives prior to the date of this Agreement.

(d)                           Plan Qualifications.  Each of the Company’s Benefit Plans which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the Benefit Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code.  No events or circumstances have occurred (other than changes for which the remedial amendment period under Section 401(b) of the Code has not expired) since the date of such letters that will materially adversely affect the qualification or exemption of such Benefit Plan.  No Benefit Plan sponsored by the Company is under audit, nor, to the Seller’s Knowledge, is any such audit pending.

(e)                            Workers’ Compensation.  There are no liabilities to any of the Company’s employees relating to workers’ compensation benefits that are not fully insured against by third-party insurance carriers.

(f)                             WARN Act.  The Company has not laid off or involuntarily dismissed (other than for cause) any employees within the six months immediately prior to the Closing Date.  The Company has not, within the 90 days immediately prior to the Closing Date, taken any action or actions which would, independently of the Transactions, result in a plant closing or mass layoff within the meaning of the WARN Act.

Section 4.19.  Certain Business Relationships with the Company.

(a)                           Certain Transactions or Arrangements.  Except as set forth on Schedule 4.19(a), no partner, shareholder, member, manager, officer, director, employee or other Affiliate of the Seller or the Company, nor any spouse, former spouse, parent, sibling or child of any such Person or Affiliate thereof, (i) is, or has been during the twelve (12)-month period immediately preceding the date of this Agreement, involved in any business arrangement, relationship or transaction with the Company, other than an employment relationship, (ii) is, or has been during the 12-month period immediately preceding the date of this Agreement, a party to any Contract with the Company, or (iii) will after the Closing have any interest in any of the Assets.  Each transaction or arrangement set forth on Schedule 4.19(a) has been conducted at all times on arm’s length commercial terms.

(b)                           No Other Related Party Transactions.  Except as set forth on Schedule 4.19(b), no Seller nor any partner, shareholder, member, manager, officer, director, employee or other Affiliate of any Seller or the Company, nor any spouse, former spouse, parent, sibling or child of any such Person or Affiliate thereof, owns, holds or possesses, directly or indirectly, any financial or other interest in, or is a partner, shareholder, member, manager, officer, director, employee or other Affiliate of, (i) any Person that is a supplier, vendor, client, customer, lessor, lessee, lender, Debtor, or competitor of the Company or the Business, or (ii) any other business which engages in any transactions or other business relationships with the Company.

Section 4.20.  Undisclosed Liabilities.  The Company does not have any obligation or liability, whether accrued, absolute, contingent or otherwise, except (a) to the extent fully and specifically reflected or reserved for on the Company’s most recent Financial Statements, (b) obligations or liabilities incurred since the date of the Company’s most recent Financial Statements in the normal and ordinary course of business of the Company consistent with past practice, and not in violation of the Transaction Documents, which obligations do not exceed $50,000 in the aggregate, or (c) the obligations under the Non-Recourse Loans.

Section 4.21.  Subsidiaries.  The Company has no Subsidiaries and the Company does not own or hold any Securities in any Person, other than to the extent provided in any of the Portfolio Credit Documents or as set forth on Schedule 4.21.

Section 4.22.  Pending Loans.  With respect to any loans to be made by the Company for which a binding commitment on behalf of the Company has been made and funding is pending, each of which is set forth on Schedule 4.22 (“Pending Loans”), (a) the Company has acted at all times in the ordinary course of business with respect to such Pending Loans, in compliance with all applicable Law and (b) the Company is not aware of any fact with respect to such Pending Loans that could result in an event of default or other impairment with respect to such Pending Loans once funded.

Section 4.23.  Non-Recourse Assets. With respect to the Non-Recourse Assets, all of the Non-Recourse Asset Documents for each Non-Recourse Asset in the possession of the Company are included in the Loan File for that Non-Recourse Asset.

Section 4.24  Disclosure.  To the Seller’s Knowledge, there are no facts pertaining to the Seller, the Company, any of their Affiliates, the Assets or the Business which could reasonably be expected to have a Material Adverse Effect on the Company or the Seller which have not been disclosed in this Agreement.

ARTICLE V

Representations and Warranties of Seller About Seller

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 5.01.  Existence and Power.  The Seller (a) is a Texas corporation which is  validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party, to consummate the Transactions and to perform its obligations under the Transaction Documents, except in the case of clauses (a) and (b) where the failure to have such status or authority would not materially and adversely affect the ability of the Seller to perform its obligations under the Transactions Documents or to consummate the Transactions.

Section 5.02.  Authorization; Binding Effect.  The execution and delivery by the Seller of each of the Transaction Documents to which the Seller is a party, the performance by the Seller of its obligations under such Transaction Documents and the consummation of the Transactions by the Seller has been duly authorized by all necessary corporate action on the part of the Seller.  No other proceedings on the part of the Seller are necessary to approve and adopt the Transaction Documents or to approve the consummation of the Transactions.  Each of the Transaction Documents to which the Seller is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

Section 5.03.  Contravention.  Neither the execution, delivery and performance of the Transaction Documents by the Seller nor the consummation of the Transactions by the Seller will (with or without notice or lapse of time or both) (a) conflict with, violate or breach any provision of the Seller’s Organizational Documents (if applicable), (b) assuming the receipt of all of the Seller Required Consents prior to the Closing, conflict with, violate or breach any Law by which the Seller or any of its material assets or properties may be bound or affected, or (c) assuming the receipt of all of the Seller Required Consents prior to Closing, conflict with, breach or result in a default under, result in the acceleration of, or give rise to a change in the terms of or a right of termination, cancellation, modification or acceleration or require any notice under, any material Contract to which the Seller is a party or by which the Seller or any of their respective assets or properties may be bound or affected, except with respect to clauses (b) or (c), for such violations, breaches, conflicts, other events which would not materially and adversely affect the ability of the Seller to perform its obligations under the Transaction Documents or to consummate the Transactions.

Section 5.04.  Consents.  Except for the Consents set forth on Schedule 4.04, no material Consents are required or advisable in connection with (a) the due execution and delivery by the Seller of the Transaction Documents and the performance of the Seller’s obligations thereunder, (b) the consummation of the Transactions by the Seller, (c) the exercise by the Purchaser of its rights and remedies under the Transaction Documents, and (d) the conduct of the Business or the ownership or use of the Assets by the Company immediately following the Closing Date.  As of the Closing Date, all of the Seller Required Consents will have been obtained and will be in full force and effect.

Section 5.05.  Litigation.  There is no Action against the Seller or, to the Seller’s Knowledge, any other Person, that involves any of the Transactions or any Asset owned, licensed, leased or used by the Company or the Seller that, individually or in the aggregate, if determined adversely the Company or the Seller, could reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the Transactions to which they are a party or perform their respective obligations under the Transaction Documents to which they are a party.

Section 5.06.  Title to Securities.  The Seller is the sole record, legal and beneficial owners of the Purchased Interests, and have good and marketable title to the Purchased Interests, free and clear of all Liens that will not be released at Closing, Transfer restrictions, rights of first refusal or first offer, options, voting trusts, voting Contracts and restrictions of any nature whatsoever.  Upon consummation of the Closing, the Purchaser shall become the sole record legal and beneficial owner of the Purchased Interests and good and marketable title to the Purchased Interests will pass to the Purchaser, free and clear of any Liens, Transfer restrictions, rights of first refusal or first offer, options, voting trusts, voting Contracts and restrictions of any nature.  The Purchased Interests are the only Securities of any kind, debt or equity, of the Company owned by the Seller or by any other Person.

Section 5.07.  Sophisticated Seller; Adequate Information; Securities Laws.  The Seller is a sophisticated seller with respect to the Purchased Interests and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of such sale, is aware of and has considered the financial risks and financial hazards of selling the Purchased Interests on the terms set forth in the Transaction Documents and is willing to forego through such sale the potential for future economic gain that might be realized from the Purchased Interests.  The Seller has adequate information concerning the business and financial condition of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the Transactions, including, without limitation, all information necessary to determine the fair market value of the Purchased Interests, to make an informed decision regarding the sale of the Purchased Interests to the Purchaser hereunder.   The Seller has evaluated the merits and risks of selling the Purchased Interests on the terms set forth in the Transaction Documents, and has independently, without reliance upon the Purchaser and based on such information as the Seller deemed appropriate, made the analysis and decision to enter into this Agreement, the other Transaction Documents and to sell the Purchased Interests to the Purchaser.  The Seller has not offered to sell any portion of the Purchased Interests or any interest therein in a manner which violates any applicable securities law or would require the sale hereunder to be registered under the Securities Act.

Section 5.08.  Transactions With the Company.  Except as set forth on Schedule 5.08 hereof, neither the Seller nor any of the Seller’s Affiliates is, nor has the Seller or any of the Seller’s Affiliates been during the 12-month period immediately preceding the date of this Agreement, (a) involved in any business arrangement, relationship or transaction with the Company or any of its Affiliates, or (b) a party to any Contract with the Company or any of its Affiliates.  Each transaction, arrangement or Contract set forth on Schedule 5.08 has been conducted at all times, and/or was negotiated, on arm’s length commercial terms.

Section 5.09.  Brokers, Finders.  Other than Mr. Timothy Terry, the fees and expenses of whom shall be borne in accordance with Section 10.07, neither the Company nor the Seller has retained any broker or finder in connection with the Transactions, and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation for which the Purchaser or the Company may be liable.

Section 5.10.  Solvency.  As of the date of this Agreement, and as of the Closing Date, before and after giving effect to the Transactions, the Seller is, and will be, Solvent.

Section 5.11.  Seller Guarantee.  Concurrently with the execution of this Agreement, the Seller Guarantor has delivered to Purchaser the Seller Guarantee.  The Seller Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Seller Guarantor except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Seller Guarantor under such Seller Guarantee.

ARTICLE VI

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 6.01.  Existence and Power.  The Purchaser (a) is a Delaware limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all necessary limited liability company power to execute and deliver each of the Transaction Documents and to consummate the Transactions and to perform its obligations under the Transaction Documents, except in the case of clauses (a) and (b) where the failure to have such status or authority would not materially and adversely affect the ability of the Purchaser to perform its obligations under the Transaction Documents or to consummate the Transactions.

Section 6.02.  Authorization; Binding Effect.  The execution and delivery by the Purchaser of each of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations under such Transaction Documents and the consummation of the Transactions by the Purchaser has been duly authorized by all necessary limited liability company action on the part of the Purchaser. No other proceedings on the part of Purchaser are necessary to approve and adopt the Transaction Documents or to approve the consummation of the Transactions.   Each of the Transaction Documents to which the Purchaser is or may become a party is, or, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

Section 6.03.  Contravention.  Neither the execution, delivery and performance of the Transaction Documents by the Purchaser nor the consummation of the Transactions by the Purchaser will (with or without notice or lapse of time or both) (a) conflict with, violate or breach any provision of the Purchaser’s Organizational Documents, (b) assuming the receipt of all of the Purchaser Required Consents prior to the Closing, conflict with, violate or breach any Law by which the Purchaser or any of its material assets or properties, are bound or affected, or (c) assuming the receipt of all of the Purchaser Required Consents prior to the Closing, conflict with, breach or result in a default under, result in the acceleration of, or give rise to a change in the terms of or a right of termination, cancellation, modification or acceleration or require any notice under any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties, are bound or affected, except with respect to clauses (b) or (c), for such violations, breaches, defaults, other events which would not materially and adversely affect the ability of the Purchaser to perform its obligations under the Transaction Documents or to consummate the Transactions.

Section 6.04.  Consents.  Except for the Purchaser Required Consents set forth on Schedule 6.04, no material Consents are required on behalf of the Purchaser in connection with (a) the due execution and delivery by the Purchaser of the Transaction Documents and the performance of the Purchaser’s obligations thereunder, and (b) the consummation of the Transactions by the Purchaser, except, in each case, for those Purchaser Required Consents, the absence of which would not materially and adversely affect the ability of the Purchaser to perform its obligations under the Transaction Documents.  As of the Closing Date, all of the Purchaser Required Consents shall have been obtained.

Section 6.05.  Litigation.  There is no Action against the Purchaser or, to the Purchaser’s Knowledge, any other Person (not including the Company or the Seller), that involves any of the Transactions or any material asset or property owned, licensed, leased or used by the Purchaser that, individually or in the aggregate, if determined adversely to the Purchaser, would materially and adversely affect the ability of the Purchaser to perform its obligations under the Transaction Documents or to consummate the Transactions.

Section 6.06.  Investment Representations.

(a)                                 Purchase for Own Account.  The Purchaser is acquiring the Purchased Interests hereunder for its own account, not as a nominee or agent, and not with a view to the distribution of any part thereof in violation of applicable securities Laws.

(b)                                 No Registration.  The Purchaser understands and acknowledges that the Purchased Interests are not and are not being registered under the Securities Act or any state securities laws.  The Purchaser understands that the Purchased Interests cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  The Purchaser understands that there is no public or other market for the Purchased Interests and that no such public or other market is expected to develop.

(c)                                  Accredited Investor; Sophisticated Purchaser; Economic Wherewithal.  The Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.  The Purchaser, alone or in connection with its financial, legal and other advisers, is sufficiently experienced in financial and business matters to be capable of analyzing and evaluating the merits and risks of an investment in the Purchased Interests, and to make an informed decision relating thereto, and otherwise to protect its own interests with respect to the investment in the Purchased Interests.  The Purchaser’s financial situation is such that the Purchaser can afford to bear the economic risk of holding the Purchased Interests for an indefinite period of time, has adequate means for providing for its current needs and personal contingencies, and can afford to suffer the complete loss of the Purchaser’s investment in the Purchased Interests.

(d)                                 No Reliance.  The Purchaser has made its own independent evaluation of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its investment in the Purchased Interests and has not relied on the Seller, or any of their Affiliates, accountants, counsel or other representatives in connection with the Purchaser’s investment in the Purchased Interests except for the Purchaser’s reliance on the express representations of the Seller and its Affiliates hereunder or in the other Transaction Documents.  The Purchaser understands that neither the Seller, nor any of its Affiliates, accountants, counsel or other representatives is acting as the Purchaser’s broker or advisor in connection with the Purchaser’s investment in the Purchased Interests. The Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

Section 6.07.  Brokers, Finders.  Other than (a) Mr. Timothy Terry, the fees and expenses of whom shall be borne in accordance with Section 10.07, and (b) Milestone Capital, the fees and expenses of which shall be paid by Purchaser, the Purchaser has not retained any broker or finder in connection with the Transactions, and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation for which the Seller or the Company may be liable.

Section 6.08.  Disclosure.  To the knowledge of the Purchaser, there are no facts pertaining to the Purchaser or its Affiliates which could reasonably be expected to have a Material Adverse Effect on the Purchaser and which have not been disclosed in this Agreement.

Section 6.09.  Purchaser Guarantee.    Concurrently with the execution of this Agreement, the Purchaser Guarantor has delivered to the Seller the Purchaser Guarantee.  The Purchaser Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Purchaser Guarantor except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser Guarantor under such Purchaser Guarantee.

ARTICLE VII

Covenants of the Seller and Purchaser

Section 7.01.  Conduct of Business Pending Closing.  The Seller agrees that, from the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall cause the Company to:

(a)                                 Conduct of Business.  Conduct its business in a manner consistent with the past practice of the Company and the Company shall not engage in any transactions out of the ordinary course of business consistent with past practice, except as contemplated by this Agreement.

(b)                                 Payment of Obligations.  Promptly and timely pay and discharge in the ordinary course of the Company’s business consistent with past practice, all Taxes and other obligations assessed, levied or imposed upon, or required to be withheld by, or otherwise owing by, the Company, or with respect to the Assets or the Business and shall not incur, assume, guarantee or otherwise become liable for any additional Debt.

(c)                                  Material Contracts.  Perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, enforce each Material Contract in accordance with its terms and not enter into or terminate any Material Contracts or make any material amendments or modifications to any Material Contracts, other than in the ordinary course of business consistent with past practice except as contemplated by this Agreement. In addition, the Company shall not amend or modify any terms or provisions of its Organizational Documents.

(d)                                 Amendments to Certain Contracts.  Not terminate, amend, modify, supplement or change the SBA Authorization and Loan Agreement or any Portfolio Credit Document (except for amendments, modifications, supplements or changes made in accordance with SBA Rules and Regulations), Pooling and Servicing Document, Secondary Participation Guaranty Agreement, or Wells Fargo Credit Document  without the prior written consent of the Purchaser, and any purported amendment, modification, supplement or change made without such prior written consent shall be null and void and of no force and effect.

(e)                                  Representations and Warranties; Conditions.  Not engage in any practice, take any action, fail to take any action or enter into any transaction that (i) could reasonably be expected to (A) cause any of the representations and warranties of the Seller contained in the Transaction Documents, to be untrue, inaccurate or incorrect in any material respect on the Closing Date, (B) result in any of the conditions set forth in Section 3.03 not being satisfied on or prior to the Termination Date or (ii) result in the conversion of outstanding Equity Securities of the Company into Equity Securities of the Seller.

(f)                                   Sale of Assets; Liens.  Not (i) Transfer any of the Assets, (ii) dispose of, or trade in, any material portion of the Equipment or Fixtures, or (iii) create, incur, assume, or suffer to exist any Lien upon or with respect to any of the Assets.

(g)                                  Servicing.  Continue to service the Portfolio Loans consistent with past practices and procedures.

(h)                                 Compensation.  Not increase the aggregate amount of compensation of the directors, officers or employees of the Company, including, without limitation, base salaries and bonuses of all types, whether paid or accrued, except in the ordinary course of business consistent with past practice.

(i)                                     Compliance With Laws.  Comply in all material respects with all Laws applicable to the Company, the Business or the Assets.

(j)                                    Maintenance of Existence.  Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and cause it to remain qualified and duly licensed to conduct the Business as a foreign corporation in each jurisdiction in which such qualification and/or licensing is required.

(k)                                 Maintenance of Records.  Keep adequate records and books of account reflecting all its financial transactions, keep minute books containing accurate records of all meetings and accurately reflecting all corporate action of its shareholders and its board of directors (including committees) and keep stock books and ledgers correctly recording all transfers and issuances of all Securities of the Company.

(l)                                     Maintenance of Assets.  Maintain, keep and preserve the Assets in good working order and condition, ordinary wear and tear excepted.

Section 7.02.  Access to Information; Cooperation.

(a)  Access to Information.

(i)  The Seller understands and acknowledges that the Purchaser has not completed its examination of the Company, the Assets and the Business and therefore requires continuous access to the Company, the Assets and the Business, from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof.

(ii)  The Seller agrees that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall, and the Seller shall cause the Company to, and the Seller shall cause the respective Affiliates, directors, officers, employees, accountants, counsel, consultants, investment bankers and other representatives of the Company and Seller to:

(A)  give the Purchaser and its authorized representatives, including, without limitation, investors, lenders, consultants and advisors, and respective authorized employees, accountants, counsel and other representatives of any of the foregoing (I) access to all offices, personnel (including the Persons responsible for the preparation of Tax Returns), facilities, properties, books, Contracts, commitments and Records of or relating to the Company, including, without limitation, the Assets and the Business, and (II) such financial and operating data and other information with respect to the Business and the Assets as any of them may from time to time reasonably request; and

(B)  permit the Purchaser and its authorized representatives, including, without limitation, investors, lenders, consultants and advisors, and respective authorized employees, accountants, counsel and other representatives of any of the foregoing to make such inspections thereof as any of them may request.

(b)  Cooperation. The Seller agrees that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall, and the Seller shall cause the Company to, and the Seller shall cause the respective Affiliates, directors, officers, employees, accountants, counsel, consultants, investment bankers and other representatives of the Seller and the Company to, cooperate with the Purchaser and its representatives in carrying out the Transactions.  In furtherance of the foregoing, the Seller shall, and shall cause each of its Affiliates, officers, counsel and employees to, use its best efforts to negotiate and deliver the Transition Servicing Agreement during the required time period set forth in Section 2.01(e).

Section 7.03.  Disclosure Schedules.

(a)  Updating of Disclosure Schedules and Exhibits.  The Seller agrees that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Company shall promptly notify the Purchaser of (i) any and all information, facts, events, circumstances, issues or other matters that existed as of the date of this Agreement that should have been set forth or described in the schedules or exhibits to this Agreement required or provided for under Articles IV or V of this Agreement as of the date of this Agreement by delivery of appropriate updates to the Schedules and Exhibits attached to this Agreement or new Schedules setting forth such information, facts, events, circumstances, issues or other matters (the “Initial Schedule Updates”), and (ii) any and all information, facts, events, circumstances, issues or other matters arising after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be set forth or described in the schedules to this Agreement required or provided for under Articles IV and V hereof, in each case, by delivery of appropriate updates to the Schedules and Exhibits attached to this Agreement or new Schedules setting forth such information, facts, events, circumstances, issues or other matters (the “Pre-Closing Schedule Updates”), in each case, no later than two (2) Business Days prior to the scheduled Closing Date (any such updates to the Schedules or new Schedules being referred to herein as “Schedule Updates”).

(b)  Effect of Schedule Updates.  In the event that the Seller delivers any Schedule Updates to the Purchaser in accordance with the provisions of Section 7.03(a) above, then such Schedule Updates shall not be (i) deemed to be attached to this Agreement or become a part of this Agreement, or (ii) given effect for any purposes under this Agreement, unless such Schedule Updates shall be accepted by the Purchaser in its reasonable good faith discretion.  In the event that the Schedule Updates are accepted by the Purchaser, then upon such acceptance, (i) such Schedule Updates shall be deemed to be attached to this Agreement and become a part of this Agreement, (ii) all references to the Schedules in this Agreement shall refer to the Schedules as updated by such Initial Schedule Updates, and (iii) such Schedule Updates shall be given effect for all purposes under this Agreement, including, without limitation, for determining whether the conditions to Closing set forth in Section 3.03 have been satisfied and for determining whether a Purchaser Indemnified Person is entitled to indemnification pursuant to Article VIII hereunder.  Notwithstanding the foregoing, the Seller shall have the right to enter into Material Contracts of the type described in Section 4.12 in the ordinary course of business during the period between the date hereof and the Datasite Download Date, and any such Material Contracts entered into in the ordinary course of business by the Seller shall be deemed attached to, and become part of, this Agreement without any further action or agreement by the Purchaser.

(c)  Datasite.  The Seller shall not cause the Company to update or modify the Datasite at any time following the Datasite Download Date.

Section 7.04.  Reporting Requirements.  The Seller agrees that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall, and shall cause the Company to:

(a)  Monthly Financial Statements.  Prepare and promptly (and in any event not later than 25 calendar days following the end of the month to which a statement relates) deliver to the Purchaser monthly financial statements for the Company as well as a reasonably detailed back-up schedule therefor.  These monthly financial statements will be prepared in accordance with GAAP and in a manner consistent with the basis of presentation used in the financial statements referred to in Section 4.06 and will fairly present the financial condition and results of operations of the Company as of and for the periods indicated;

(b)  Notice of Litigation.  Promptly after the commencement of each such matter, deliver notice of all Actions affecting the Seller, the Company or any of the Assets or the Business that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company; and

(c)  General Information.  Deliver such other information with respect to the condition or operations, financial or otherwise, or prospects of the Company, the Business or the Assets as the Purchaser may from time to time reasonably request.

Section 7.05.  No Solicitation of Purchase or Sale.

(a)  No Solicitation.  In order to induce the Purchaser to pursue the Transactions and to incur the costs and expenses necessary to evaluate and complete the Transactions, the Seller agree that during the period from the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 9.01 hereof, the Seller shall not, the Seller shall cause the Company not to, directly or indirectly, subject to the fiduciary duties of the Company’s directors, (i) solicit, initiate, assist or accept any offer, inquiry or proposal for, entertain any offer, inquiry or proposal to enter into, take any other action designed to facilitate or encourage (including by way of furnishing any information), any inquiries or the making of any proposal, in any case, which constitutes a Competing Transaction, (ii) provide information to any other Person (other than in the ordinary course of business consistent with past practice) regarding the Company, the Assets, the Business, their liabilities or a Competing Transaction or permit any other Person to conduct a due diligence review of the Company, the Assets, the Business or their liabilities, (iii) initiate, participate in, continue or conduct any discussions or negotiations regarding any Competing Transaction, or (iv) enter into any Contract, arrangement, understanding or commitment with respect to any Competing Transaction.

(b)  Termination of Discussions.  Immediately following the execution and delivery of this Agreement, the Seller shall notify each other Person with which the Seller may, during the preceding sixty (60) days, have been engaged in any discussions or negotiations with respect to a Competing Transaction, that (i) the Seller has entered into this Agreement with the Purchaser, and (ii) all such discussions or negotiations are terminated, effective immediately.  The Seller shall request that all such Persons return all information relating to the Company, the Business and the Assets theretofore provided to such Person or its representatives.

(c)  Notice of Competing Transaction.  The Seller shall promptly (but in any event within one business day) advise the Purchaser in writing of any offer, contact, communication or request for information relating to any Competing Transaction, the material terms and conditions of such offer, contact, communication or request and the Competing Transaction and the identity of the Person making such offer, contact, communication or request.

(d)  Board Approval. Prior to the termination of this Agreement in accordance with the provisions of Section 9.01, the Seller shall not allow the board of directors of the Company nor any committee thereof to approve or recommend, or propose to approve or recommend, any Competing Transaction.

Section 7.06.   Public Announcements; Confidentiality.

(a)  Public Announcement.  On or prior to the Closing Date, the Seller and the Purchaser shall jointly agree to a public announcement with respect to the Transactions (the “Public Announcement”) provided that in the event that the Seller and the Purchaser cannot agree as to the language of the Public Announcement the Seller will not make any disclosure other than as is required under the securities laws, and the Seller will advise the Purchaser of the disclosure FirstCity intends to make in any securities filings required to be made by the Seller or its Affiliates and will provide the Purchaser an opportunity to submit any comments it may have to such disclosure, provided that the Seller shall make such disclosure as the Seller deems is required by the securities laws in its own judgment and discretion.  Except for (i) the Public Announcement, (ii) the disclosure by the Seller in its discretion as is required by securities laws.  and (iii) general communications to the Company’s employees, lenders, creditors, or others having business or financial relationships with the Company prior to the Closing, the Seller and the Purchaser (and each of their respective Affiliates, managers, members, partners, shareholders, directors, officers, employees, representatives and agents) shall not make any public disclosure of any kind concerning the Transactions.  For the avoidance of doubt, the Purchaser shall have the right to make substantially similar disclosures to those of the Seller described in this Section 7.06.

(b)  Confidential Information.

(i)  With respect to the Confidential Information, prior to the Termination Date and, in the event that the Closing is completed, after the Closing Date, and with respect to the Purchaser Confidential Information, at all times, the Seller agrees not to, and agrees to cause its Affiliates, members, partners, shareholders, directors, officers, employees and agents and any investment banker, financial advisor, attorney, accountant, representative, and any other Person acting on behalf of the Seller or the Company (“Representatives”) not to, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known, any of the Confidential Information or any Purchaser Confidential Information to any Person for any reason or purpose whatsoever, or use any of the Confidential Information or any Purchaser Confidential Information for any reason or purpose whatsoever at any time from and after the date hereof. In addition, the Seller agrees to treat the Confidential Information or any Purchaser Confidential Information as confidential at all times.  The Seller agrees to be fully responsible for any breach of this Section by any of its Representatives.

(ii)  Notwithstanding the provisions of clause (i) above, if the Seller or any of its Representatives is required to disclose any Confidential Information or any Purchaser Confidential Information after the Closing Date pursuant to any applicable Law, subpoena, court order, similar judicial process, regulatory agency or stock exchange rule, the Seller shall promptly notify the Purchaser of any such requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section.  The Seller shall reasonably cooperate with the Purchaser to obtain such a protective order.  If such order is not obtained, or the Purchaser waives compliance with the provisions of this Section, the Seller shall disclose only that portion of the Confidential Information or any Purchaser Confidential Information which it is advised by counsel that it is legally required to so disclose and will exercise commercially reasonable efforts to obtain written assurance that confidential treatment will be accorded the information so disclosed.

Section 7.07.  Non-Solicitation.  The Seller agrees for a period of two (2) years following the Closing Date, neither the Seller nor any of its Affiliates will, in any manner, directly or indirectly:

(a)                                 solicit, hire, induce or attempt to induce, or assist others to solicit, hire, induce or attempt to induce, any employee, contractor, consultant or agent of the Company, the Purchaser or any of their Affiliates to either (A) leave his or her employment, consulting or other position or business relationship with the Purchaser or any of its Subsidiaries, or (B) breach his or her employment, consulting or other agreement with the Purchaser or any of its Subsidiaries; provided, however, that the foregoing provision shall not prohibit the Seller from hiring any such employee, contractor, consultant or agent (x) through general advertising that is not targeted directly at the Purchaser or any of its Subsidiaries, or (y) whose employment or business relationship with the Purchaser or any of its Subsidiaries is terminated by the Purchaser or any of its Subsidiaries, as the case may be; or

(b)                                 solicit, induce or attempt to induce or assist others to solicit, induce or attempt to induce, any customer, contractor, client or financing source associated with the Company’s, the Purchaser’s or their Affiliates’ businesses to terminate its, his or her relationship or association with the Company, the Purchaser or any of their Affiliates, or in any manner, directly or indirectly, interfere with any business relationship between the Company, the Purchaser or any of their Affiliates, on the one hand and any such Person, on the other hand.

(c)                                  Enforcement.  Notwithstanding any other provision of the Transaction Documents, if, at the time of enforcement of any provision of this Section, a court should hold that the duration or scope restrictions stated herein are unreasonable or unenforceable under circumstances then existing, the Parties agree that the maximum duration or scope permitted by applicable Law under such circumstances will be substituted for the stated duration or scope.  Whenever possible, each provision of this Section will be interpreted in such manner as to be effective and valid under applicable law.  If the provisions of this Section are held unenforceable to any extent in any jurisdiction, such holding shall not impair the enforceability of this Section in any other jurisdiction.

Section 7.08.  Seller Guarantee.  The Seller Guarantor will take all action necessary (a) to cause the Seller to perform its obligations under this Agreement and to consummate the sale of the Purchased Interests on the terms and conditions set forth in this Agreement as promptly as reasonably practicable following execution of this Agreement, (b) to ensure that, prior to the

Closing Date, the Company shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, and (c) to cause the Seller to perform its obligations under Article VIII of this Agreement and to ensure that the Seller has sufficient funds to perform those obligations.  The Seller Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Seller, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 7.08.

Section 7.09.  Purchaser Guarantee.  Subject to the satisfaction of the condition set forth in Section 3.03(s), the Purchaser Guarantor shall take all action necessary (a) to cause the Purchaser to perform its obligations under this Agreement and to consummate the purchase of the Purchased Interests on the terms and conditions set forth in this Agreement and (b) to cause the Purchaser to perform its obligations under Article VIII of this Agreement.  The Purchaser Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 7.09.

Section 7.10.  Instructions to Escrow Agent. Each Party shall deliver such instructions to the Escrow Agent at such times and in the manner required to be delivered in accordance with this Agreement and the Escrow Agreement.  Each Party acknowledges that failure to deliver an instruction to the Escrow Agent in accordance herewith shall constitute a material breach of this Agreement.

ARTICLE VIII

Indemnification

Section 8.01.  Indemnification.

(a)                                 Indemnification by the Seller.  Subject to the limitations set forth in this Article VIII, the Seller shall indemnify and defend the Purchaser Indemnified Persons against, and hold each Purchaser Indemnified Person harmless from, any and all Losses that the Purchaser Indemnified Persons have incurred, suffered or sustained arising out of, relating to, based upon, in connection with or due to:

(i)                                     any inaccuracy or breach of any of the representations and warranties of the Seller, the Company or any of their Affiliates contained in this Agreement, any other Transaction Document or in any certificate delivered thereunder;

(ii)                                  the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation (other than those relating to any representations or warranties) of the Seller or the Company (to the extent such nonfulfillment or breach occurs prior to the Closing Date) or any of their Affiliates contained in this Agreement, any other Transaction Document or in any certificate delivered thereunder;

(iii)                               any broker’s, finder’s or consultant’s fees payable to any Person retained, consulted or hired by the Company, the Seller or any of their Affiliates in connection with any Transaction Document, any document to be delivered thereunder or the Transactions, including without limitation the fees and expenses of Mr. Timothy Terry (the “Finder’s Fee”), provided that the Seller’s liability with respect to the Finder’s Fee shall not exceed the lesser of (A) $50,000.00 or (B) 50% of the Finder’s Fee;

(iv)                              any Taxes related to (A) the operation of the Business by the Company prior to the Closing Date, (B) actions, omissions or failures to act by the Company prior to the Closing Date, (C) the ownership by the Company of the Assets prior to the Closing Date, (D) any distributions, dividends or other payments from the Company to the Seller or any of their Affiliates, or (E) income recognized as a result of the sale of the Purchased Interests;

(v)                                 any (A) denial (full or partial) or attempted denial, repair or other impairment by the SBA of its guaranty of any Portfolio Loan, (B) refusal by the SBA to purchase all or any portion of its guaranty of any Portfolio Loan, or (C) request, suggestion or requirement by the SBA that the Company cancel all or a portion of any guaranty of any Portfolio Loan or repurchase all or any portion of the guaranteed portion of a Portfolio Loan from any Person, in each case as a result of, arising from, or in any way relating to, the actions, inactions or operations of the Seller or the Company, any Related Party or any predecessor-in-interest thereto prior to the Closing Date;

(vi)                              any threatened, pending or actual action or proceeding by the SBA against the Company seeking to recover amounts paid to any Person on the guaranteed portion of any Portfolio Loan as a result of, arising from, or in any way relating to, the actions, inactions or operations of the Seller or the Company, any Related Party or any predecessor-in-interest thereto prior to the Closing Date; or

(vii)                           any threatened, pending or actual action or proceeding by any Person seeking recovery on the SBA guaranty of any Portfolio Loan, in each case as a result of, arising from, or in any way relating to, the actions, inactions or operations of the Seller or the Company, any Related Party or any predecessor-in-interest thereto prior to the Closing Date.

(b)                                 Indemnification by the Purchaser.  Subject to the limitations set forth in this Article VII, the Purchaser will indemnify and defend the Seller Indemnified Persons against and hold each Seller Indemnified Person harmless from any and all Losses that the Seller Indemnified Persons have incurred, suffered or sustained arising out of, relating to, based upon, in connection with or due to:

(i)                                     any inaccuracy or breach of any of the representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document;

(ii)                                  which are attributable to the period, or which arise out of the Purchaser’s actions or failure to act following the Closing Date; or

(iii)                               the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of the Purchaser or any of its Affiliates contained in any Transaction Document.

Section 8.02.  Survival of Indemnification.  The representations and warranties, of the Parties contained in this Agreement, the other Transaction Documents or in any document delivered pursuant thereto and the rights to indemnification under this Agreement with respect thereto will survive the Closing Date and any investigation at any time made by or on behalf of the Purchaser or any other Party for a period of thirty-six (36) months after the Closing Date and will be effective with respect to any inaccuracy therein or breach thereof, notice of which has been given within such thirty-six (36) month period, provided that, Section 4.01 (Existence and Power), 4.02 (Authorization; Binding Effect), Section 4.03 (Contravention), Section 4.05 (Capitalization), Section 4.07 (Taxes), Section 5.01 (Existence and Power of the Seller), Section 5.02 (Authorization and Binding Effect with respect to the Seller), Section 5.03 (Contravention with respect to the Seller) and Section 5.06 (Title to Securities) (the “Fundamental Representations”) shall survive until the conclusion of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement shall survive according to their respective terms.  For the avoidance of doubt, the right to recover Losses with respect to the matters set forth in Section 8.01(a)(ii)-(vii) shall survive irrespective of the survival of the representations and warranties of the Parties set forth herein.

Section 8.03.  Certain Limitations; Allocation of Liability.  The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in this Article VIII shall be subject to the following limitations:

(a)                                 Indemnification Threshold.  No Purchaser Indemnified Person or Seller Indemnified Person will be entitled to indemnification for any Losses under Section 8.01(a) or 8.01(b) unless and until the aggregate amount of Losses suffered, sustained, or incurred by all of the Purchaser Indemnified Persons or the Seller Indemnified Persons, as the case may be, exceeds the Threshold Amount, calculated on a cumulative basis and not per item basis, and then such party will be entitled to recover such Losses from the first dollar of such Losses and not merely the excess of such Losses above the Threshold Amount; provided, however, that with respect to indemnification pursuant to Section 8.01(a)(vi)-(x) the Purchaser Indemnified Persons shall be entitled to recover any such Losses from the first dollar of such Losses without any threshold, basket or deductible of any kind, and any such payments shall count towards the Threshold Amount.

(b)                                 Indemnification Cap. The Seller shall not be liable to the Purchaser Indemnified Parties pursuant to Section 8.01(a)(i), and the Purchaser shall not be liable to the Seller Indemnified Parties pursuant to Section 8.01(b)(i), for any Losses that are in excess of Five Million Dollars ($5,000,000.00) (the “Indemnification Cap”), provided that, for the avoidance of doubt, the foregoing Indemnification Cap shall not apply to any Losses arising under Section 8.01(a)(ii)-(vii) or under Section 8.01(a)(i) with respect to the Fundamental Representations.

(c)                                  Repurchase Right.  To the extent that the Purchaser seeks indemnification from the Seller pursuant to Sections 8.01(a)(v)-(vii) for Losses relating to a Portfolio Loan, so long as the amount of such Losses do not exceed the total outstanding balance of such Portfolio Loan, the Seller shall have the right, in lieu of making the indemnification payments required hereunder (and without reference to the Threshold Amount or the Indemnification Cap), to purchase the entire guaranteed and unguaranteed portion of such Portfolio Loan from the Company (the “Repurchase Right”) for an amount equal to the full balance of such Portfolio Loan (the “Repurchase Consideration”).  In order to be effective, the Seller must (i) notify Purchaser and the Company of the exercise of the Repurchase Right no later than thirty (30) Business Days following receipt of a request for indemnification, and (ii) deliver to the Company the Repurchase Consideration, by wire transfer of immediately available funds, no later than thirty (30) additional Business Days following the exercise of the Repurchase Right.  Upon receipt by the Company of the Repurchase Consideration, the Purchaser shall cause the Company to transfer the purchased Portfolio Loan, together with all documentation related thereto, to Seller as soon as practicable, but in no event later than ten (10) Business Days following receipt of such consideration.  The Repurchase Right shall not be deemed effective if (x) the amount of Losses with respect to such Portfolio Loan exceeds its outstanding balance, (y) the Company is unable to acquire 100% of such Portfolio Loan or (z) the Company is not able to terminate any outstanding participation, guarantee or other encumbrance with respect to such Portfolio Loan or is otherwise prohibited by Law or contract from transferring such Portfolio Loan to the Seller. In the event that the Company cannot transfer a Portfolio Loan to the Seller but have received the Repurchase Consideration from Seller, the Purchaser shall cause the Company to refund such Repurchase Consideration to the Seller no later than three (3) Business Days after the Company has confirmed that such transfer cannot take place.

(d)                                 Payments by an Indemnifying Party pursuant to Section 8.01(a) or Section 8.01(b), as the case may be, in respect of any Loss shall be (i) limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement and (ii) reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)                                  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.04.  Fraud Exception.  Notwithstanding any provision contained in this Article VIII to the contrary, in the event any Loss or failure to discover a fact or condition by a Purchaser Indemnified Person is due to, arises from, or is in connection with, fraud, intentional misrepresentation, grossly negligent misrepresentation or willful misconduct by the Seller or any Person acting on their behalf, such Purchaser Indemnified Person will be entitled to recover any such Losses from the Seller, without regard to any of the time limitations, dollar thresholds or dollar limitations set forth above, and will be entitled to recover the full amount of such Losses from the first dollar of any such Loss.

ARTICLE IX

Termination and Expenses

Section 9.01.  Termination.  The obligations of the Parties to consummate the Transactions under the Transaction Documents may be terminated at any time prior to the Closing by:

(a)                                 the mutual written consent of Seller and Purchaser;

(b)                                 the Seller, if (i) the Closing shall not have occurred on or prior to the Termination Date, unless such failure to consummate the Transactions is the result of a breach of any Transaction Document by Seller, (ii) the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Transaction Documents, which breach (A) would give rise to the failure of a condition set forth in Section 3.02, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is thirty (30) days after the giving of written notice by the Seller to the Purchaser specifying such breach, and (y) the Termination Date, (iii) the Seller has delivered a Seller SBA-Related Termination Notice in accordance with Section 2.01(c), (iv) the Seller has delivered a Seller Financing Restructure Termination Notice in accordance with Section 2.01(d), (v) the Seller has delivered a Seller Servicing Termination Notice in accordance with Section 2.01(e), or (vi) the Seller has delivered a Seller Key Employee Agreement Termination Notice in accordance with Section 2.01(f); or

(c)                                  the Purchaser, if (i) the Closing shall not have occurred on or prior to the Termination Date, unless such failure to consummate the Transactions is the result of a material breach of any Transaction Document by the Purchaser, (ii) if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in the Transaction Documents, which breach (A) would give rise to the failure of a condition set forth in Section 3.03, and (B) cannot be or has not been cured by the earlier to occur of (x) the date which is thirty (30) days after the giving of written notice by the Purchaser to the Seller specifying such breach, and (y) the Termination Date, (iii) Purchaser has provided a Purchaser DD Termination Notice in accordance with Section 2.01(b), or (iv) the Purchaser and the Seller cannot resolve the objection of the Purchaser pursuant to Section 2.02(a)(ii);

(d)                                 the Seller or the Purchaser if (i) any Law shall have been enacted, adopted, issued or promulgated which, prohibits the Transactions or adversely impairs the conduct or operation of the Business by the Company immediately after the Closing, (ii) any Governmental Body shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable, or (iii) the SBA provides written notice of its denial of the application for change of control;

(e)                                  the Purchaser or the Seller, if, as of the Termination Date, each of the conditions to Closing set forth in Section 3.02 and Section 3.03 have been satisfied or waived other than the condition set forth in Section 3.03(s) (Financing); or

(f)                                   the Purchaser or the Seller, if as of February 28, 2013, Purchaser shall have failed to obtain the consent of the Member Committee of the manager of CapitalSpring to consummate the Transactions.

Any such termination shall be in writing delivered to the other Parties (which writing includes a Purchaser DD Termination Notice, a Seller SBA-Related Termination Notice, a Seller Financing Restructure Related Termination Notice, a Seller Servicing Termination Notice, or a Seller Key Employee Agreement Termination Notice) in accordance with the provisions of Section 10.01 hereof.

Section 9.02.  Effect of Termination.  In the event of a termination of this Agreement under Section 9.01, this Agreement shall become void and of no further force or effect, except for the provisions of Section 9.03.  Except as set forth in the provisions of this Article IX, upon termination of this Agreement, no Party shall have any liability to the other Party of any kind or nature whatsoever; provided that neither the termination of this Agreement, nor anything contained in this Section 9.02, will be deemed to release any Party from any liability due to, or prevent the other Party from exercising their rights and remedies under this Agreement with respect to the breach by any such Party of the covenants or agreements of such Party in this Agreement prior to the date of such termination and provided, further, that if each of the conditions to Closing set forth in Section 3.02 and Section 3.03 has been satisfied or waived on or prior to the Termination Date, and no breach of any covenant or other agreement hereunder has occurred as of such time, then each of the Seller and the Purchaser shall be required to consummate the Transactions unless this Agreement is terminated pursuant to Section 9.01.

Section 9.03.  Treatment of Deposit.  The Seller shall be entitled to receive the Deposit if: (a) each of the conditions to Closing set forth in Section 3.03 have been satisfied or waived other than Section 3.03(b) if the failure of the SBA to consent to the transaction is due to the failure of the Purchaser to submit an application to the SBA or the failure of the SBA to consent to a submitted application is only due to the capitalization and/or financing structure of the Purchaser, or Section 3.03(s) (Financing); (b) the Purchaser terminated this Agreement as a result of the failure of the Parties to resolve any objection(s) of the Purchaser to the computation of the Estimated Total Equity under Section 2.02(a)(ii) and the objection(s) of the Purchaser were not based on reasonable positions supportable by GAAP and consistent with prior positions taken by the Company; (c) this Agreement is terminated pursuant to Section 9.01(b)(ii); (d) this Agreement is terminated pursuant to Section 9.01(e); or (e) this Agreement is terminated pursuant to Section 9.01(f).  The Purchaser shall be entitled to receive the Deposit if this Agreement is terminated pursuant to any other Section or subsection of this Article IX.

ARTICLE X

Miscellaneous

Section 10.01.  Notices.  All notices, requests, demands and other communications to any Party or given under any this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by registered mail, by e-mail or by facsimile (with confirmation received) to the Parties at the address, e-mail address or facsimile number specified for such Parties on the signature pages hereto (or at such other address, e-mail address or facsimile number as may be specified by a Party in writing given at least five (5) Business Days prior thereto).  All notices, requests, demands and other communications will be deemed delivered when actually received.

Section 10.02.  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, and by different Parties in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.03.  Amendment of Agreement.  This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the Parties.

Section 10.04.  Successors and Assigns; Assignability.  This Agreement shall be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties.  This Agreement may not be assigned by any Party without the prior written consent of all other Parties, except for the assignment of all or any part of the rights and obligations of the Purchaser under this Agreement, which may be freely assigned by the Purchaser to an Affiliate of the Purchaser prior to the Closing Date.  Any assignment or attempted assignment (i) in contravention of this Section 10.04 will be void ab initio and (ii) will not relieve the assigning Party of any obligation under this Agreement

Section 10.05.  Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the state of Texas applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 10.06.  Integration.  The Transaction Documents contain and constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

Section 10.07.  Fees and Expenses.  Each Party shall bear its own costs and expenses with respect to the Transactions and the negotiation, execution and delivery of the Transaction Documents, including expenses of counsel.  Notwithstanding the foregoing, at the Closing, solely with respect to the finder’s fee of Mr. Timothy Terry, such fees shall be borne jointly by Purchaser and Seller as follows: Seller shall pay an amount equal to the lesser of (a) $50,000.00 or (b) 50% of Mr. Terry’s total finder’s fee, and the remainder of such finder’s fee shall be borne by Purchaser.  If the Closing does not occur, the fees and expenses of Mr. Terry shall be borne solely by Purchaser.

Section 10.08.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.09.  Further Assurances.  In order to (a) carry out more effectively the purposes of each Transaction Document, (b) enable the Purchaser to exercise and enforce its rights and remedies and collect any payments and proceeds under each Transaction Document to which the Purchaser is a party and (c) transfer, preserve, protect and confirm to the Purchaser the rights granted or now or hereafter intended to be granted to the Purchaser under each Transaction Document to which the Purchaser is a party or under each other instrument executed in connection with any Transaction Document to which the Seller is or may become a party, promptly upon the reasonable request by the Purchaser or the Seller, the Parties shall (i) correct any defect or error that may be discovered in any Transaction Document or in the execution, delivery, acknowledgment or recordation of any Transaction Document and (ii) execute, acknowledge, deliver, record, file and register, any and all such further transfers, certificates, assurances and other instruments, in each case, as such requesting Party may reasonably require from time to time.

Section 10.10.  No Third-Party Rights.  Except as provided in Article VIII, this Agreement is not intended, and will not be construed, to create any rights in any parties other than the Parties, and no Person may assert any rights as third-party beneficiary hereunder.

Section 10.11.  Submission to Jurisdiction.  The Parties hereby (a) agree that any Action with respect to any Transaction Document may be brought only in the courts of the State of Delaware or of the United States of America for the Western District of Texas, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the Parties as provided in Section 10.01.  Service effected as provided in this manner will become effective ten calendar days after the mailing of the process.

Section 10.12.  Waiver of Jury Trial.  The Parties hereby waive any right to a trial by jury in any Action to enforce or defend any right under any Transaction Document or any amendment, instrument, document or agreement delivered or to be delivered in connection with any Transaction Document and agrees that any Action will be tried before a court and not before a jury.

Section 10.13.  No Waiver; Remedies.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  Except as expressly provided for herein, the rights and remedies provided in the Transaction Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.14.  Interpretation.  As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate.  Unless otherwise expressly provided in this Agreement (a) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified.  Unless the context otherwise requires, the term “including” will mean “including, without limitation.”  The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any law or regulation will refer to such laws and regulations as from time to time amended and to any laws or regulations successor thereto.

Section 10.15.  Ambiguities.  This Agreement was negotiated between legal counsel for the Parties and any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement.

Section 10.16.  Incorporation of Schedules and Exhibits.  The Schedules and Exhibits hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full.  References to “this Agreement” and the words “herein”, “hereof” and words of similar import refer to this Agreement (including the Schedules and Exhibits) as an entirety.  In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control.  Capitalized terms used in the Schedules have the meanings assigned to them in this Agreement.  The Section references referred to in the Schedules are to Sections of this Agreement, unless otherwise expressly indicated.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Address for Notices:		FIRSTCITY BUSINESS LENDING CORPORATION

6400 Imperial Drive (delivery only)		By:	/s/ James C. Holmes
Waco, Texas 76710		Name:	James C. Holmes
P.O. Box 8216 (mail)		Title:	Executive Vice President
Waco, Texas 76714-8216
254-761-2953 (telecopier)
254-761-2953 (phone)

With a copy to:

Haley & Olson, P.C.
Triangle Tower, Suite 600
510 N. Valley Mills Dr.
Waco, Texas 76710
Phone :	254-751-8519
Fax :	254-776-6823

PURCHASER:

Address for Notices:		CS ABL HOLDINGS, LLC
c/o CapitalSpring Finance Company, LLC
950 Third Avenue, 24th Floor
Attention: Pierrette A. Bradshaw,		By:	/s/ Chris Unrath
General Counsel		Name:	Chris Unrath
Telephone No.:	(212) 981-0146	Title:	Authorized Person
Facsimile No.:	(212) 981-0159

With a copy to:
Richards Kibbe & Orbe LLP
One World Financial Center
Attention: Jahan Sharifi
Telephone No.:	(212) 530-1826
Facsimile No.:	(212) 530-1801

EXHIBIT A

Form of Purchaser Officer’s Certificate

EXHIBIT B

Form of Key Officer Employment Agreement

[To come]

EXHIBIT C

Form of Seller Officer’s Certificate

EXHIBIT D

Form of Secretary’s Certificate

EXHIBIT E

Form of Transition Servicing Agreement

[To come]

EXHIBIT F

Escrow Agreement

EXHIBIT G

Wells Fargo Term Sheet

EXHIBIT H

Portfolio Loan Schedule

Form of Portfolio Loan Schedule is located on the Datasite.

EXHIBIT I

Pioneer Loan Acquisition Procedure

The procedure for the acquisition of the Pioneer Loan will be as follows:

1.              On or before the Closing Date, the Seller, or its designated Affiliate, and the Company will enter into a loan sale agreement in form acceptable to the Company, the Seller and the Purchaser.

2.              Upon execution of the loan sale agreement, the Seller or its designated Affiliate will wire funds into the ABL Collection Account in an amount represented by the total of (a) the SBA guaranteed portion, (b) the ABL unguaranteed portion, (c) the capitalized legal fees, and (d) any FAS costs; with the amount of the sum of (a) through (d) decreased by any discounts and reserves held on the books of ABL.  As of 19 December 2012, this total was $1,125,910.28.

3.              Upon receipt of the wired funds as described in step 2, the Company will immediately wire to the SBA the amount of those funds designated for the repurchase of the SBA guaranteed portion.

4.              The Company will make the additional book entries to pay the debt off in full on the Company’s books.

5.              The Company will endorse the original note to the Seller and deliver the original note and all related Portfolio Credit Documents and the Loan File to the Seller or its designated Affiliate.

6.              The Company will prepare (or cause to be prepared by counsel) and execute transfers to the designated Affiliate of the Seller of all Portfolio Credit Documents, UCCs financing statement any all other collateral documents.